Report of Independent Auditors

Board of Directors and Stockholder
Huron Investment Fund, Inc.

We have audited the accompanying statement of assets and liabilities, including the portfolio of investments, of Huron Investment Fund, Inc. as of December 31, 1997, and the related statement of operations, the statement of changes in net assets, and the financial highlights for the year then ended. These financial statements and financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audit. The statement of changes in net assets and financial highlights of Huron Investment Fund, Inc. for the period from March 4, 1996 (commencement of operations) to December 31, 1996 were audited by other auditors whose report dated February 14, 1997, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 1997, by correspondence with the custodian. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 1997 financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Huron Investment Fund, Inc., at December 31, 1997, the results of its operations, the changes in its net assets, and its financial highlights for the year then ended, in conformity with generally accepted accounting principles.

Ernst & Young LLP

Detroit, Michigan
January 23, 1998


                                  Huron Investment Fund, Inc.

                              Statement of Assets and Liabilities

                                       December 31, 1997



Assets
  Investments, at fair value (cost $1,035,252,512)              $1,477,359,448
  Cash                                                                 288,117
  Dividends receivable                                               1,695,618
  Prepaid expenses                                                       5,750
  Deferred organization costs, net                                       4,800
Total assets                                                     1,479,353,733

Liabilities
  Common stock dividend payable                                     22,417,112
  Accrued expenses                                                     851,514
  Notes payable (Note 5)                                               210,500
  Accrued interest expense                                               5,269
Total liabilities                                                   23,484,395
Net assets                                                      $1,455,869,338

Net assets are represented by:
  Common stock at par value, $.01 per share, 199,995,500 shares
     authorized, 61,376,240.20 shares issued and outstanding           613,762
Additional paid-in capital                                       1,013,148,640
Net unrealized appreciation of investments                         442,106,936
Net assets                                                      $1,455,869,338

Net asset value per common shares outstanding                           $23.72
See accompanying notes.

                                  Huron Investment Fund, Inc.

                                    Statement of Operations

                               For the year ended December 31, 1997



Investment income:
       Dividend income                                         $    19,590,809
       Interest income                                               1,537,447
Total investment income                                             21,128,256

Expenses:
  Administration fee (Note 2)                                        3,225,729
  Investment management fee (Note 2)                                   119,554
  Broker dealer fee on AMPS                                            799,360
  Independent accountants                                               24,107
  Auction agent fee                                                     22,720
  Interest expense                                                      18,902
  Rating agencies fees                                                  18,417
  Insurance                                                             13,930
  Directors fees and expenses                                           10,875
  Other expenses                                                         1,811
  Amortization of organization costs                                     1,600
  Legal fees                                                               235
Total expenses                                                       4,257,240
Net investment income                                               16,871,016

Net realized and unrealized gains on investments:
  Net realized gain on investments                                  22,087,361
  Change in net unrealized appreciation of investments             308,940,341
Net increase in net assets resulting from operations              $347,898,718

See accompanying notes.

                                  Huron Investment Fund, Inc.

                               Statement of Changes in Net Assets

                              For the year ended December 31, 1997
                      and for the period from March 4, 1996 (commencement of
                                operations) to December 31, 1996


                                                       1997            1996
From operations:
  Net investment income                            $16,871,016     $12,422,412
  Net realized gain on investments                  22,087,361       2,495,394
  Net change in unrealized appreciation
       of investments                              308,940,341     133,166,595
Increase in net assets resulting from operations   347,898,718     148,084,401

Dividends from net investment income:
  Auction market preferred stock                   (16,541,265)    (13,751,745)
  Common stock                                        (329,751)     (1,166,061)
                                                   (16,871,016)    (14,917,806)

Distributions from net realized gains:
  Common stock                                     (22,087,361)              -

Decrease in net assets resulting from distributi   (38,958,377)    (14,917,806)

Increase (decrease) from capital transactions:
  Issuance of auction market preferred stock                 -     450,000,000
  Issuance of common stock                                   -     613,762,402
  Capital contribution from common stockholder     450,000,000               -
  Redemption of auction market preferred stock    (450,000,000)              -
  Distribution of capital to common stockholder              -     (50,000,000)
                                                             -   1,013,762,402
Total increase in net assets                       308,940,341   1,146,928,997
Net assets:
  Beginning of period                            1,146,928,997               -
  End of period                                 $1,455,869,338  $1,146,928,997

See accompanying notes.

                                  Huron Investment Fund, Inc.

                                 Notes to Financial Statements

                                       December 31, 1997



1.   Organization and Significant Accounting Policies

The Huron Investment Fund, Inc. (the "Fund") is registered as a diversified, closed-end management investment company under the Investment Company Act of 1940, as amended. The Fund commenced investment operations on March 4, 1996.

The Fund's objective is long-term capital appreciation with income as a secondary objective. The Fund's investments consist primarily of common stocks of large, medium and small capitalization U.S. companies. The Fund's investment portfolio must conform to certain rating agency asset coverage tests so long as the Fund has preferred stock outstanding.

On the date of commencement, the Fund issued 61,376,140.20 shares of common stock with a par value of $.01 at $10 per share in exchange for securities with a value in the aggregate of approximately $613.8 million and 4,000 shares of AMPS with a par value of $.01 at $100,000 per share in exchange for $400 million in cash.

The   following  is  a  summary  of  significant  accounting
policies consistently followed by the Fund in preparation of its financial statements.

Security Valuation

Investments in securities traded on a national securities exchange (or reported on the Nasdaq National Market) are valued at the last reported sales price on the primary exchange. Temporary investments are valued at amortized cost which approximates fair value.

Security Transactions

Security transactions are accounted for on a trade date plus one business day basis which does not differ materially from a trade date basis. The cost of securities sold is determined using the identified cost method. Dividend income is recorded on ex-dividend date and interest income is recorded on the accrual basis.

Federal Income Taxes

It is the Fund's policy to comply with the requirements of the Internal Revenue Code applicable to regulated investment companies and distribute its taxable income to stockholders. Therefore, no provision for Federal income tax is required.

Distribution of Income and Gains

The Fund distributes substantially all of its taxable income in excess of the dividends paid to the preferred stockholders to the common stockholder. Dividends to the common stockholder are declared and paid at least annually. Net realized capital gains, if any, are generally distributed annually.

The character of income and gains distributed is determined in accordance with income tax regulations which may differ from generally accepted accounting principles. Amounts distributed in excess of taxable income and net realized capital gains, if any, are considered a return of capital.

Use of Estimates

Estimates and assumptions are required to be made regarding assets, liabilities and changes in net assets resulting from operations when financial statements are prepared. Changes in the economic environment, financial markets and any other parameters used in determining these estimates could cause actual results to differ from these amounts.

Organization Costs

Organization  costs  have  been  deferred  and   are   being
amortized by the Fund on a straight-line basis over five years.

2.   Related Party Transactions

A collective trust fund for employee benefit plans is the sole common stockholder of the Fund. Certain officers and directors of the Fund are affiliated with the common stockholder. No fees or expenses were paid to the affiliated officers and directors.

For the year ended December 31, 1997 and the period March 4, 1996 (commencement of operations) to December 31, 1996, dividend and capital gain distributions to the common stockholder were $22,417,112 and $1,166,061, respectively.

For the period March 4, 1996 (commencement of operations) to December 31, 1996, the Fund made a return of capital distribution to the common stockholder in the amount of $50,000,000.

During   1997   the  common  stockholder  made   a   capital
contribution to the Fund in the amount of $450,000,000.

Comerica Bank serves as both custodian and administrator for the Fund and receives a fee based on a percentage of net assets outstanding at the end of the fiscal year. An affiliate of Comerica Bank serves as investment advisor to the Fund. The annual investment management fee is 0.01% of average equity investments. The administration and management fees are calculated, accrued and paid on a monthly basis.

3.   Investment Transactions

The aggregate cost of securities purchased and the aggregate proceeds of securities sold excluding short-term securities, for the year ended December 31, 1997 were $8,566,813 and $66,268,968, respectively.

As of December 31, 1997, the net unrealized appreciation of $442,106,936 is comprised of aggregate gross unrealized appreciation and depreciation of investments of $496,479,047 and $54,372,111, respectively.

4.   Auction Market Preferred Stock ("AMPS")

During 1997, the Fund redeemed 1000 shares of Series A, 1000 shares of Series B, 1000 shares of Series C, 1000 shares of Series D and 500 shares of Series E AMPS.

In June 1996, the Fund issued 500 shares of AMPS in exchange for $50 million in cash and with the proceeds paid a dividend in the same amount to the common stockholder.

Each series of AMPS was redeemable at the option of the Fund in whole, but not in part, at a price of $100,000 per share plus accumulated and unpaid dividends. Dividends were cumulative from the date of original issue and were paid every 49 days at a rate set through Dutch Auction. The Fund was subject to certain asset coverage tests, and the AMPS were subject to mandatory redemption if the tests were not met.

In  addition, the AMPS were subject to mandatory  redemption if the Fund ceased to qualify as a regulated investment company or if Merrill Lynch, Pierce, Fenner & Smith Incorporated ceased to be the broker dealer. The liquidation value under mandatory redemption of the AMPS was $100,000 per share plus accumulated and unpaid dividends.

5.   Notes Payable

As of December 31, 1997, the Fund had $210,500 of principal notes outstanding to investors. The notes are due on March 15, 2021 and bear interest at a floating rate. The interest rate, which resets annually, is set at the one-year U.S. Treasury bill rate plus 3.50%. As of December 31, 1997, the Fund was paying interest at 9.23% per annum.

6.   Year 2000 (Unaudited)

Like other mutual funds, financial and business organizations and individuals around the world, the Fund could be adversely affected if the computer systems used by the advisor/administrator and other service providers do not properly process and calculate date-related information and data from and after January 1, 2000. This is commonly known as the "Year 2000 Problem". The advisor/administrator is taking steps that it believes are reasonably designed to address the Year 2000 Problem with respect to computer systems that it uses and to obtain reasonable assurances that comparable steps are being taken by the Fund's other major service providers. At this time, however, there can be no assurance that these steps will be sufficient to avoid any adverse impact to the Fund.



                               Huron Investment Fund, Inc.

                                  Financial Highlights

                For the year ended December 31, 1997 and for the period
          March 4, 1996 (commencement of operations) through December 31, 1996



                                                         1997    1996 (1)
For a share of common stock outstanding throughout the period:
  Net asset value, beginning of period                  $11.36     $10.00
  Net investment income                                   0.28       0.20
  Net realized and unrealized gains on investments        5.39       2.21
Total from investment operations                          5.67       2.41
Capital contribution                                      7.33          -
Less distributions from net investment income:
      Common stock equivalent of dividends
        paid to AMPS holders                             (0.27)     (0.22)
     Dividends paid to common stockholder                (0.01)     (0.02)
Less distributions from net realized gains:
  Distribution to common stockholder                     (0.36)         -
Less distributions from paid-in capital:
  Distribution of capital to common stockholder              -      (0.81)
Total distributions                                      (0.64)     (1.05)
Net asset value, end of period                          $23.72     $11.36

Total investment return                                  30.33%     24.13%(2)

Ratios/supplemental data:
    Net assets at end of period (000s)               $1,455,869 $1,146,929
    Average net assets (000s)                        $1,322,905 $1,107,778

    Ratio of expenses to average net assets
       applicable to common stock (4)                     0.32%      0.33%(3)
    Ratio of net investment income to average net
       assets applicable to common stock (4)              1.28%      1.12%(3)
    Portfolio turnover                                    0.65%      5.47%
    Average commissions paid on equity
       securities transactions                           $0.01      $0.02

    Asset coverage per AMPS share, end of period             -   $254,873
    AMPS shares outstanding                                  -      4,500
    Asset coverage for notes payable, end of period     691724%    537303%
    Notes payable, end of period                      $210,500   $213,500

  (1) For the period March 4, 1993 (commencement of operations) to
      December 31, 1993.
  (2) Total investment return for the period, not annualized.
  (3) Annualized.
  (4) Ratios are calculated on the basis of income and expenses applicable to both the common and preferred stock relative to the average net assets of the common stockholder. Ratios do not reflect the effect of dividend payments to AMPS holders. Ratios from 1996 and years prior have been restated to exclude the effect of dividend payments to AMPS holders.

  (5) For fiscal years beginning on or after September 1, 1995, a fund is required to disclose its average commission rate per share for trades on which commissions are charged.


See accompanying notes.



                              HURON INVESTMENT FUND, INC.

                                Portfolio of Investments
                                   December 31, 1997


  No. of
   Shares                                    Market Value
COMMON STOCK

  BUILDING AND CONSTRUCTION                1.62%

                BUILDING EQUIPMENT
     2,500  CLARIFY INC                            29,062.50
    39,250  CLAYTON HOMES INC                     706,500.00
     7,500  SIMPSON MFG INC                       249,843.75

                BUILDING MATERIALS
     3,600  ABT BLDG PRODS CORP                    64,800.00
       500  AMERICAN BILTRITE INC                  12,000.00
     2,300  AMERICAN BUILDING CO                   58,075.00
     1,900  AMERON INTERNATIONAL CORP             120,175.00
    13,300  CALGON CARBON CORP                    142,975.00
     3,000  CAVALIER HOMES INC                     29,250.00
     3,900  CENTEX CONSTRUCTION PRODU             117,487.50
    10,000  CHAMPION INTL CORP                    453,125.00
     4,800  ELCOR CORP                            115,200.00
     8,800  FLORIDA ROCK IND                      200,200.00
     9,800  GEORGIA PACIFIC CORP                  595,350.00
     3,600  GIANT CEMENT HOLDING INC               83,250.00
    75,750  HOME DEPOT                          4,459,781.25
    10,800  HOMEBASE INC                           85,050.00
       200  ICC TECHNOLOGIES INC                      350.00
     1,600  INTERNATIONAL ALUM CORP                50,000.00
    17,100  LONGVIEW FIBRE CO                     259,706.25
    11,400  LOUISIANA PAC CORP                    216,600.00
     3,200  MARTIN MARIETTA MATERIALS             117,000.00
    17,300  MASCO CORP                            880,137.50
     2,800  MAXXAM INC                            122,150.00
     5,100  NATIONAL SVC INDS                     252,768.75
     1,900  NCI BUILDING SYSTEMS INC               67,450.00
     4,200  NORTEK INC                            111,562.50
     4,200  NVR INC                                91,875.00
    32,000  RPM INC.                              488,000.00
     3,400  SCOTSMAN INDS INC                      83,087.50
     5,300  TRIANGLE PACIFIC CORP                 179,537.50
    16,900  USG CORP NEW                          828,100.00
    11,500  VULCAN MATLS CO                     1,174,437.50

                CEMENT
     7,600  CALMAT CO                             211,850.00
    37,400  LAFARGE CORP                        1,105,637.50
     2,000  PUERTO RICAN CEMENT CO                100,375.00
     5,700  SOUTHDOWN INC                         336,300.00

                CONSTRUCTION EQUIPMENT
     6,200  CMI CORP CL A                          32,162.50

                PAINT AND FLAT GLASS
    18,200  SHERWIN WILLIAMS CO                   505,050.00
    23,400  VALSPAR CORP                          745,875.00

                INDUSTRIAL CHEMICALS
    18,700  ALBEMARLE CORP                        446,462.50
     9,200  BETZ LABS INC                         561,775.00
     8,000  DEXTER CORP                           345,500.00
    39,100  ETHYL CORP                            300,581.25
     4,600  FULLER H B CO                         227,700.00
     5,400  GREAT LAKES CHEM CRP                  242,325.00
    19,900  LUBRIZOL CORP                         733,812.50
    18,700  PPG INDUS INC                       1,068,237.50
     6,900  ROHM & HAAS CO                        660,675.00
    11,000  WELLMAN INC                           214,500.00
    18,700  WITCO CORP                            763,193.75

                MISCELLANEOUS
    28,100  AMERICAN STANDARD COS INC           1,076,581.25
     4,960  CHAMPION ENTERPRISES INC              101,990.00
     1,900  CHRISTIANA COS INC.                    75,287.50
     6,000  COMMERCIAL INTERTECH                  124,500.00
     1,400  CORRPRO COS INC                        20,650.00
    12,500  FASTENAL CO.                          478,125.00
     8,800  FLUOR CORP                            328,900.00
     9,700  FOAMEX INTL INC                       105,487.50
     5,850  GRANITE CONSTR INC                    134,550.00
     8,500  JACOBS ENGR GROUP                     215,687.50
     2,800  SCHULER HOMES INC                      18,025.00
     4,600  ZURN INDUSTRIES INC                   144,612.50

   TOTAL BUILDING AND CONSTRUCTION            $23,871,296.25

  CHEMICALS AND DRUGS                      9.80%

                CHEMICALS
    22,600  AIRGAS INC.                           316,400.00
     9,600  ARCO CHEMICAL CO                      448,200.00
     3,700  BLESSINGS CORP                         54,575.00
     2,200  BUSH BOAKE ALLEN INC                   57,612.50
    23,600  CABOT CORP                            651,950.00
    24,119  CROMPTON & KNOWLES                    639,153.50
    25,900  DOW CHEMICAL CO                     2,628,850.00
   119,200  DUPONT DENEMOURS & CO               7,159,450.00
     8,200  EASTMAN CHEMICAL                      488,412.50
    12,900  FERRO CORP                            313,631.25
     3,900  FMC CORP-NEW                          262,520.70
     2,260  FREEPORT MCMORAN SULPHUR               26,555.00
     9,800  GEON CO                               229,075.00
    11,400  GEORGIA GULF CORP                     349,125.00
     9,300  GRACE W.R & CO.                       748,068.75
    17,200  HANNA M A CO                          434,300.00
    11,300  HERCULES INC                          565,706.25
    40,590  IMC GLOBAL, INC.                    1,329,322.50
     3,300  LANDEC CORP                            11,550.00
    14,900  LAWTER INTL                           162,037.50
     6,450  LEARONAL INC.                         151,575.00
     3,000  LESCO INC OHIO                         62,625.00
    26,500  LYONDELL PETROCHEMICAL                702,250.00
    61,800  MONSANTO CO                         2,595,600.00
    15,300  MORTON INTERNATIONAL INC              525,937.50
     7,200  NALCO CHEM CO                         284,850.00
     2,500  NCH CORP                              163,750.00
     3,500  OIL DRI CORP AMER                      57,750.00
    16,500  OLIN CORP                             773,437.50
    16,800  PRAXAIR INC                           756,000.00
    12,400  SCHULMAN A INC                        311,550.00
    10,400  SIGMA-ALDRICH CORP                    413,400.00
    12,360  SOLUTIA INC                           329,857.50
     8,300  SOMATOGEN INC                          36,831.25
     3,600  STEPAN CO.                            106,650.00
     2,000  SYBRON CHEM INDS INC                   67,000.00
     6,200  SYNETIC INC                           226,300.00
    13,900  UNION CARBIDE CORP                    596,831.25
     5,900  WEBB DEL CORP                         153,400.00

                DRUGS
    85,500  ABBOT LABS                          5,605,593.75
     7,800  AGOURON PHARMACEUTICALS               229,125.00
     4,900  ALPHA BETA TECHNOLOGY INC              12,709.38
     9,100  ALZA CORP CL A                        289,493.75
    70,400  AMERICAN HOME PRODUCTS              5,385,600.00
    28,500  AMGEN INC                           1,542,562.50
    10,500  AMYLIN PHARMACEUTICALS                 57,093.75
     1,900  AUTOIMMUNE INC                          6,293.75
     6,975  BARR LABS INC                         238,021.88
    16,375  BERGEN BRUNSWIG                       689,796.88
     4,000  BINDLEY WESTN INDS INC.               123,500.00
     3,000  BONE CARE INTERNATIONAL                30,562.50
   108,000  BRISTOL MYERS SQUIBB CO            10,219,500.00
     2,000  CAMBRIDGE NEUROSCIENCE IN               3,937.50
    12,000  CARDINAL HEALTH INC                   901,500.00
     2,800  CARRINGTON LABS INC                    12,075.00
    15,200  CARTER WALLACE INC                    256,500.00
       800  CONNECTICS CORPORATION                  2,450.00
     6,000  COPLEY PHARMACEUTICAL                  33,750.00
     2,900  DEPOTECH CORP                          10,331.25
     9,000  DURA PHARMACEUTICALS INC              412,875.00
    15,200  ENGLEHARD CORP                        264,100.00
     3,200  ERGO SCIENCE CORP                      48,800.00
     4,600  FAULDIG INC                            61,812.50
     6,050  FUISZ TECHNOLOGIES LTD                 51,425.00
     3,400  GELTEX PHARMACEUTICAL INC              90,100.00
    41,900  GENENTECH INC SPECIAL COM           2,540,187.50
    13,800  GENSIA PHARMACEUTICALS                 80,212.50
     8,500  GILEAD SCIENCES INC                   325,125.00
    12,000  ICOS CORP                             219,750.00
     1,100  IGI INC                                 4,125.00
     4,800  INCYTE PHARMACEUTICALS                216,000.00
    12,000  INTERNUERON PHARM INC.                114,000.00
     8,500  ISIS PHARMACEUTICALS                  104,656.25
     9,900  LIDAK PHARMACEUTICAL CL A              23,512.50
    10,000  LIGAND PHARMACEUTCAL CL B             128,750.00
   117,400  LILLY ELI & CO                      8,173,975.00
     4,300  MAGAININ PHARMACEUTICALS               34,668.75
     4,000  MATRITECH INC                          19,500.00
     5,900  MATRIX PHARMACEUTICAL INC              20,281.25
    14,200  MCKESSON CORP NEW                   1,536,262.50
   130,500  MERCK & CO., INC                   13,833,000.00
    40,300  MYLAN LABS INC                        843,781.25
     3,500  NEOPROBE CORP                          21,000.00
       800  NEOSE TECHNOLOGIES INC                 12,200.00
     4,100  NEUROCRINE BIOSCIENCES IN              32,287.50
     3,700  NEUROGEN CORP                          49,950.00
    10,200  NORTH AMERN VACCINE                   254,362.50
    25,100  PERRIGO CO.                           335,712.50
   137,800  PFIZER INC                         10,274,781.40
    54,800  PHARMACIA & UPJOHN INC              2,007,050.00
     2,700  PHARMACOPEIA INC                       43,200.00
     9,600  RIBI IMMUNOCHEM RESH INC               35,400.00
     7,800  SCHERER R P CORP DEL                  475,800.00
    79,400  SCHERING PLOUGH                     4,932,725.00
     6,800  SEPRACOR INC                          272,425.00
     2,100  SONUS PHARMACEUTICALS INC              69,562.50
     8,100  TWINLAB CORP                          200,475.00
     5,700  VICAL INC                              68,400.00
    29,100  WARNER-LAMBERT                      3,613,870.80
    24,000  WATSON PHARMACEUTICALS                778,500.00
    17,700  XOMA CORP                              98,456.25

                COSMETICS
     6,000  ALBERTO CULVER CO CL B                192,375.00
    14,400  AVON PRODUCTS INC                     883,800.00
     3,000  FOSSIL INC                             75,000.00
    11,600  INTL FLAVORS & FRAGRANCES             597,400.00
     3,800  JEAN PHILIPPE FRAGRANCES               26,125.00
    18,400  LAUDER ESTEE COS INC                  946,450.00
    11,300  PLAYTEX PRODUCTS INC                  115,825.00
     4,363  THERMOLASE CORP                        45,811.50

                HEALTH PRODUCTS/CARE
     9,100  ACUSON COM                            150,718.75
     2,000  ADVANCED MAGNETICS INC                 17,500.00
     6,900  ALLERGAN INC                          231,581.25
     4,200  AMERICAN HOMEPATIENT INC               98,700.00
     8,000  AMERISOURCE HEALTH CL A               470,000.00
     4,000  APHTON CORP                            40,500.00
    16,800  APRIA HEALTHCARE GRP INC              225,750.00
     3,500  ARRIS PHARMACEUTICAL CORP              29,312.50
     8,700  ARROW INTL INC                        321,900.00
     6,100  BARD CR INC                           191,006.25
     6,000  BAUSCH & LOMB                         237,750.00
    30,894  BAXTER INTL INC.                    1,558,216.13
    13,100  BECTON DICKINSON & CO                 655,000.00
    10,500  BEVERLY ENTERPRISES INC               136,500.00
    23,700  BIOGEN INC                            862,087.50
     7,532  BLOCK DRUG CL A                       325,775.87
     3,000  CARDIOGENESIS CORP                     18,750.00
       200  CARDIOTHORACIC SYS INC                  1,100.00
    22,700  CENTOCOR                              754,775.00
     2,000  CHROMAVISION MED SYS INC               18,000.00
     3,600  CHRONIMED INC                          43,650.00
     3,000  CLINTRIALS RESEARCH INC                23,625.00
     8,600  COASTAL PHYSICIAN GROUP                 6,987.50
     8,100  COLOMBIA LABS INC COM                 128,587.50
    71,050  COLUMBIA/HCA HEALTHCARE             2,104,856.25
    11,700  CORAM HEALTHCARE CORP                  39,487.50
     9,600  CRAIG JENNY INC                        72,600.00
     2,000  CREATIVE BIOMOLECULES INC              14,750.00
     4,400  DIAGNOSTIC PRODUCTS CORP              122,100.00
       800  EMERITUS CORP                          10,200.00
    14,700  FOREST LABS                           724,893.75
    26,000  GENERAL NUTRITION CO                  884,000.00
   115,161  GILLETTE CO                        11,566,482.94
    50,000  GUIDANT CORP                        3,112,500.00
     5,100  GULF SOUTH MEDICAL SUPPLY             189,975.00
     1,100  HCIA INC                               13,062.50
    40,875  HEALTH MGMT IN CL A NEW             1,032,093.75
     8,900  HEALTHDYNE TECHNOLOGIES               181,337.50
     3,633  HERBALIFE INTL CL A                    76,299.99
     7,267  HERBALIFE INTL CL B                   156,240.50
     5,700  HYDRON TECHNOLOGIES INC                 2,493.75
     4,200  I-STAT CORP                            66,412.50
     2,600  ICU MED INC                            32,175.00
     8,300  IMMUNEX CORP NEW                      448,200.00
     8,600  IMMUNOMEDICS INC                       31,175.00
     2,900  INCONTROL INC                          17,037.50
     3,800  INTEGRA LIFESCIENCES                   16,862.50
     1,700  INTERCARDIA INC                        30,387.50
     4,600  KERAVISION INC                         29,325.00
     3,400  MARTEK BIOSCIENCES CORP                28,050.00
     2,800  MEDCATH INC                            42,350.00
    17,400  MID ATLANTIC MED SVCS                 221,850.00
     3,500  MINIMED INC                           136,062.50
       800  NEOPATH INC                            10,400.00
     8,900  NEXSTAR PHARMACEUTICALS               101,237.50
     3,700  NORTHFIELD LABORATORIES                33,762.50
     8,200  OEC MEDICAL SYSTEMS INC               163,487.50
     9,000  ONCOR INC                              41,625.00
    25,800  OXFORD HEALTH PLANS INC               401,512.50
    11,578  PHARMERICA INC                        120,121.75
    15,200  PHYSICIAN RELIANCE NETWK              158,650.00
    13,000  PHYSICIAN SALES & SVC                 279,500.00
     4,900  PHYSICIANS RESOURCE GROUP              21,437.50
       600  PHYSIO-CONTROL INC.                     9,525.00
       700  PROJECT SOFTWARE & DEV                 16,450.00
    11,200  QUINTILES TRANSNATIONAL               428,400.00
     2,600  RES-CARE INC                           75,400.00
     4,356  RESPONSE ONCOLOGY INC                  36,481.50
    17,400  REXALL SUNDOWN INC                    525,262.50
     4,050  RTW INC                                24,300.00
     5,900  SERAGEN INC                             1,770.00
     1,500  SHERIDAN HEALTHCARE INC                22,500.00
     3,900  STAAR SURGICAL CO                      67,031.25
     2,500  SUMMIT CARE CORP                       40,937.50
       400  SUNRISE ASSISTED LIVING                17,250.00
    15,000  SYBRON INTL CORP                      704,062.50
    53,135  TENET HEALTHCARE CORP               1,760,096.88
       350  TREX MEDICAL CORP                       4,878.30
     7,700  U S SURGICAL                          225,706.25
    12,900  UNILAB CORP                            24,187.50
     2,400  UNITED AMERN HEALTHCARE                 5,250.00
     7,600  UROMED CORP                            26,837.50
    19,765  UTD HEALTHCARE CORP                   982,073.44
     4,874  VETERINARY CNTRS OF AMER               65,494.38
    10,200  VIVUS INC                             108,375.00

                MISCELLANEOUS
     8,300  MOLTEN METAL TECHNOLOGY                   778.13
    86,417  TYCO INTERNATIONAL LTD              3,894,209.27

         TOTAL CHEMICALS AND DRUGS           $144,798,357.62

  CONSUMER PRODUCTS                       11.79%

                CONFECTIONS AND BEVERAGES
    52,300  ANHEUSER-BUSCH COS                  2,301,200.00
     5,900  BOSTON BEER INC                        46,093.75
     7,400  BROWN FORMAN INC CL B                 408,850.00
     7,400  CANADAIGUA WINE INC CLB               421,800.00
   268,800  COCA COLA CO                       17,908,800.00
   122,400  COCA COLA ENTERPRISES               4,352,850.00
   165,800  PEPSICO INC                         6,041,337.50
     3,100  PETES BREWING CO                       12,593.75
     2,500  PYRAMID BREWERIES INC                   6,718.75
     2,600  REDHOOK ALE BREWERY INC                13,650.00
    14,216  TOOTSIE ROLL INDS                     888,500.00

                CONTAINERS
    11,000  AVERY DENNISON CORP                   492,250.00
     3,200  BALL CORP                             113,000.00
     5,700  BEMIS CO                              251,156.25
    11,800  CROWN CORK & SEAL INC                 591,475.00
     2,400  LIQUI BOX                              96,600.00
     4,400  SEALRIGHT CO. INC.                     54,450.00
     6,000  TEMPLE INLAND INC                     313,875.00

                DAIRY PRODUCTS
    13,600  DEAN FOODS INC                        809,200.00
     8,800  DREYERS GRD ICE CREAM                 212,300.00
    31,300  IOWA BEEF PROCESSOR                   655,343.75

                PACKAGED FOOD
     2,600  ALICO INC.                             60,450.00
    60,453  ARCHER DANIELS MIDLAND CO           1,311,074.44
     2,600  BEN & JERRYS HOMEMADE CLA              40,300.00
     3,850  BRIDGFORD FOODS CORP                   56,787.50
     4,100  BROTHERS GOURMET COFFEE                 4,612.50
       900  CAGLES INC                             10,125.00
    51,600  CAMPBELL SOUP CO                    2,999,250.00
     6,400  CHURCH & DWIGHT INCTURE               179,600.00
    51,200  CONAGRA                             1,680,000.00
     1,380  DNAP HOLDING CORP                       6,705.94
       600  FARMER BROS CO                        112,200.00
    28,950  FLOWERS INDUS INC                     595,284.38
     2,500  GARDENBURGER INC                       22,500.00
    40,200  HEINZ H J CO                        2,042,662.50
    16,200  HERSHEY FOODS CORP                  1,003,387.50
    28,400  HORMEL FOODS CORP                     930,100.00
     7,200  HUDSON FOODS INC CL A                 148,050.00
     5,600  JP FOODSERVICE INC                    206,850.00
    44,600  KELLOGG CO                          2,213,275.00
     9,900  LANCE INC                             260,493.75
     3,500  MIDWEST GRAIN PRODUCTS                 43,750.00
    18,300  NABISCO HOLDINGS CORP CL              886,406.25
     1,900  NORTHLAND CRANBERRIES INC              29,450.00
     2,550  PERFORMANCE FOOD GROUP CO              60,562.50
   263,100  PHILLIP MORRIS CO INC              11,905,275.00
     7,500  PILGRIMS PRIDE CORP                   116,718.75
     6,200  PIONEER HI BRED INTL INC              664,950.00
    14,300  QUAKER OATS CO                        754,325.00
    12,200  RALCORP HOLDINGS INC - W              206,637.50
    11,600  RALSTON-RALSTON PURINA GR           1,078,075.00
     2,000  RIVIANA FOODS INC                      41,750.00
     3,800  SANDERSON FARMS INC                    55,100.00
    51,200  SARA LEE CORP                       2,883,225.60
       400  SEABOARD CORP DEL                     176,000.00
     9,600  SMUCKER J M CO.                       226,800.00
     5,695  SUIZA FOODS CORP                      339,208.44
    19,600  SYSCO CORP                            893,034.80
     2,600  TREMONT CORP DEL NEW                  135,850.00
     8,500  UNIVERSAL FOODS CORP                  359,125.00
     3,200  WOLOHAN LUMBER CO                      43,200.00
    12,200  WRIGLEY WM JR CO                      970,662.50

                PAPER
     9,900  ALBANY INTER CORP CL A                227,700.00
     5,200  BOISE CASCADE CORP                    157,300.00
    12,400  BOWATER CORP                          551,025.00
     7,800  CHESAPEAKE CORP                       268,125.00
    14,800  CONSOLIDATED PAPERS                   789,950.00
     3,400  CROWN VANTAGE INC                      23,800.00
    20,587  FORT JAMES CORPORATION                787,452.75
    17,700  GAYLORD CONTAINER CL A                101,775.00
     9,800  GEORGIA PACIFIC TIMBER                222,337.50
     5,300  GIBSON GREETINGS INC                  115,937.50
    14,100  GLATFELTER PH CO                      262,612.50
    32,563  INTERNATIONAL PAPER CO              1,404,279.38
     9,450  INTERPOOL INC                         139,978.13
    59,400  KIMBERLY CLARK CORP                 2,929,162.50
    17,900  LOWES COS INC                         853,606.25
    11,000  MEAD CORP                             308,000.00
     7,100  OWENS ILL INC                         269,356.25
    12,400  PENTAIR INC                           445,625.00
     3,100  POTLATCH CORP                         133,300.00
     9,800  RAYONIER INC                          417,112.50
    11,880  ROCK-TENN COMPANY CLA                 243,540.00
    30,100  SONOCO PRODS CO                     1,044,093.75
    22,600  ST JOE CORPORATION                  2,045,300.00
    52,800  STAPLES INC                         1,465,200.00
     4,000  U S CAN CORPORATION                    67,500.00
     7,300  UNION CAMP CORP                       391,918.75
     6,850  UNISOURCE WORLDWIDE                    97,612.50
    12,100  WAUSAU MOSINEE PAPER CORP             243,512.50
    10,700  WESTVACO CORP                         336,381.25
    20,900  WEYERHAEUSER CO                     1,025,406.25
    12,000  WILLIAMETTE INDUSTRIAL                386,250.00

                PRINTING AND PUBLISHING
     7,900  AMERICAN GREETINGS CL A               309,087.50
     7,700  AMERICAN MEDIA INC CL A                59,675.00
    10,200  BANTA CORP                            275,400.00
    20,000  BARNES & NOBLE INC                    667,500.00
    14,700  BELO AH CORP COM SER A                825,037.50
     6,000  BIG FLOWER HLDGS                      144,750.00
     2,300  CADMUS COMMUNICATIONS                  47,150.00
     8,600  CENTRAL NEWSPAPERS CL A               635,862.50
     8,700  DE LUXE CORP.                         300,150.00
       400  DESKTOP DATA INC                        3,650.00
     2,800  DEVON GROUP                           128,800.00
    16,500  DONNELLEY RR & SONS                   614,625.00
     3,250  DONNELLY CORP                          54,640.63
    10,500  DOW JONES & CO                        563,718.75
    29,800  GANNETT CO., INC                    1,842,012.50
    30,400  GARTNER GROUP INC CL A              1,132,400.00
     8,100  GOLDEN BOOKS FAMILY ENTMT              83,531.25
     3,100  HARLAND JOHN H CO                      65,100.00
    10,800  HOLLINGER INTERNATIONAL               151,200.00
     9,600  HOUGHTON MIFFLIN CO                   368,400.00
    10,200  KNIGHT-RIDDER INC                     530,400.00
    15,500  LEE ENTERPRISES INC                   458,218.75
     4,650  MAIL-WELL INC                         188,325.00
    37,500  MARVEL ENTMT GROUP INC                 18,750.00
    11,750  MCCLATCHY NEWSPAPER CL A              319,453.13
    10,500  MCGRAW-HILL COMPANIES INC             777,000.00
     8,700  MEDIA GENERAL INC                     363,768.75
     5,800  MEREDITH CORP                         206,987.50
    10,500  NEW YORK TIMES CO CL A                694,312.50
    74,100  READERS DIGEST CLASS B              1,806,187.50
     5,200  SCHOLASTIC CORP                       195,000.00
     4,700  SCIENTIFIC GAMES HLDGS                 95,175.00
     3,600  STECK-VAUGHN PUBG CORP                 53,100.00
    77,575  TIME WARNER INC                     4,809,650.00
     9,600  TIMES MIRROR CO CL A NEW              590,400.00
    13,200  TRIBUNE CO                            821,700.00
     3,600  VALUE LINE INC                        142,200.00
     3,600  WASHINGTON POST CO CL B             1,751,400.00
    11,700  WISCONSIN CENT TRANS CORP             273,487.50

                RECREATIONAL EQUIPMENT
     4,300  AMERISTAR CASINOS INC                  20,962.50
     3,100  BALLY'S TOTAL FITNESS                  67,812.50
    21,400  BOYD GAMING CORP                      141,775.00
    10,400  BRUNSWICK CORP                        315,250.00
    24,000  CALLAWAY GOLF CO                      685,500.00
     2,200  CANNONDALE CORP                        47,850.00
     1,148  CARLYLE INDS INC                        1,721.30
    10,290  CHRIS CRAFT INDUS INC                 538,295.63
    19,400  COLEMAN INC NEW                       311,612.50
     2,700  FAMILY GOLF CENTERS INC                84,712.50
     2,000  FIRST TEAM SPORTS                       4,250.00
    50,200  HARLEY DAVIDSON INC                 1,374,225.00
    10,800  HARRAH'S ENTERTAINMENT                203,850.00
    41,500  INTRNTL GAME TECH                   1,047,875.00
    16,800  MGM GRAND INC                         605,850.00
     8,900  MICROPOSE INC                          19,468.75
       800  NORTH FACE INC                         17,600.00
    10,300  POLARIS INDUSTRIES INC                314,793.75
     2,700  SHUFFLE MASTER INC                     18,900.00
    19,600  SUNGLASS HUT INTL INC                 123,725.00
     4,200  WEST MARINE INC                        93,975.00

                OTHER CONSUMER PRODUCTS
    11,700  ALLIANCE ENTERTAINMENT                    351.00
     3,900  AMERICAN SAFETY RAZOR CO               78,000.00
    12,750  BLYTH INDS INC                        381,703.13
    29,400  BORDERS GROUP INC                     920,587.50
    31,400  CINTAS CORP                         1,224,600.00
    11,200  CLOROX CO                             885,500.00
    31,000  COLGATE PALMOLIVE CO                2,278,500.00
     2,600  CROWN CRAFTS INC                       40,625.00
     7,100  ECKO GROUP INC                         55,025.00
     2,900  FAB INDS INC.                          90,262.50
    13,700  FIRST BRANDS CORP                     369,050.60
     6,223  GENERAL CIGAR HLDGS INC B             135,350.25
     7,700  GRACO INC.                            287,306.25
     7,700  HARCOURT GENERAL INC                  421,575.00
    44,400  MINNESOTA MNG & MFR                 3,643,575.00
    17,100  NEWELL CO.                            726,750.00
    24,600  OAKLEY INC                            222,937.50
     5,850  ONEIDA LTD.                           156,121.88
     8,800  PRESSTEK INC                          226,600.00
     2,175  PRICESMART INC                         37,246.88
   145,800  PROCTER & GAMBLE CO                11,636,662.50
    15,800  RUBBERMAID INC                        395,000.00
     4,100  RUSSELL CORP                          108,906.25
    45,100  SHAW INDUSTRIES INC                   524,287.50
     2,200  SPRINGS INDUS INC                     114,400.00
     6,100  STAN HOME INC                         156,693.75
     2,626  STANDARD COMMERCIAL CORP               43,493.13
     3,000  SUPERIOR SURGICAL                      48,000.00
     6,600  TUPPERWARE CORPORATION                183,975.00
    11,500  UNIVERSAL CORP                        472,937.50
    19,900  UST INC                               735,056.25
    13,600  V F CORP                              624,750.00
    17,200  WARNACO GROUP INC CL A                539,650.00
    11,300  WHITMAN CORP                          294,506.25

                PHOTOGRAPHY
     1,200  AEP INDUSTRIES INC                     37,050.00
     3,900  CPI CORP.                              88,237.50
    36,300  EASTMAN KODAK CO.                   2,207,493.75
     4,800  POLAROID CORP                         233,700.00

                HOUSEHOLD FURN/APPLIANCES
     3,900  ARMSTRONG WORLD IND                   291,525.00
     2,100  CHROMCRAFT REVINGTON INC               67,200.00
     4,000  COORS ADOLPH CO CL B                  133,000.00
     3,000  CORT BUSINESS SVCS CORP               119,439.00
     4,100  CULP INC                               82,000.00
     9,000  DEPARTMENT 56 INC                     258,750.00
     1,000  FALCON PRODS INC                       14,187.50
    22,300  FURNITURE BRANDS INTL INC             457,150.00
    31,900  HANOVER DIRECT INC                     93,706.25
     3,100  HAVERTY FURNITURE COS INC              41,850.00
    16,000  HELIG MEYERS CO                       192,000.00
    10,000  KIMBALL INT INC CL B                  184,375.00
     9,200  LIBBEY INC                            348,450.00
     4,730  LIFETIME HOAN CORP                     46,708.75
    10,700  MAYTAG CO                             399,243.75
     8,300  MIKASA INC                            120,868.75
    16,200  MILLER HERMAN INC                     883,912.50
     3,300  REX STORES CORP                        33,825.00
    30,800  SUNBEAM CORPORATION                 1,297,450.00

                RETAIL
    60,300  AUTOZONE INC                        1,748,700.00
    22,600  BED BATH & BEYOND INC                 870,100.00
     6,100  BRADLEES INC                              854.00
     2,100  CARSON PIRIE SCOTT & CO               105,262.50
     3,000  COLE NATL CORP NEW                     89,812.50
     2,700  FINLAY ENTERPRISES INC                 61,425.00
    15,000  INTIMATE BRANDS INC                   360,937.50
     3,100  MULTIPLE ZONES INTL                    12,012.50
     5,400  SPIEGAL INC CL A                       26,662.50
     1,200  SWING-N-SLIDE CORP                      4,800.00
    15,400  TJX COS INC (NEW)                     529,375.00
    11,800  VALUE CITY DEPT STORES                104,725.00
     3,100  WILMAR INDS                            74,012.50
     7,100  WINDMERE-DURABLE HOLDINGS             160,193.75

                APPAREL
     2,700  AMERICAN EAGLE OUTFITTERS              94,162.50
     2,600  CHIC BY H I S INC                      19,012.50
     3,100  DECKERS OUTDOOR CORP                   23,250.00
     5,000  DONNKENNY INC DEL                      13,437.50
       210  EDISON BROS STORES WTS                    262.50
     3,195  FOOTSTAR INC                           85,865.63
     6,200  FRUIT OF THE LOOM CL A                158,875.00
     1,900  GADZOOKS INC                           39,900.00
    17,300  JONES APPAREL GROUP                   743,900.00
    10,900  LANDS END INC.                        382,181.25
    28,070  LIMITED INC                           715,785.00
     6,400  LIZ CLAIBORNE INC                     267,600.00
     2,200  LOEHMANNS INC                          12,650.00
    30,600  NIKE INC CL B                       1,201,050.00
    11,800  NINE WEST GROUP                       306,062.50
     2,900  NORTON MCNAUGHTON INC                  15,225.00
     2,500  QUIKSILVER INC                         71,562.50
     3,800  STAGE STORES INC                      142,025.00
     9,600  STARTER CORP                           29,400.00
    12,000  TALBOTS INC                           217,500.00
       900  TODAYS MAN                              2,812.50
     4,400  UNITED RETAIL GROUP INC                17,875.00
       400  VANS INC                                6,050.00
    12,300  WESTPOINT STEVENS INC                 581,175.00

                AUDIO/VISUAL
     8,800  ACKERLEY COMMUNICATIONS               149,050.00
     1,000  CINERGI PICTURES ENTMT IN               2,437.50
     3,800  CKS GROUP INC                          53,675.00
       400  GREY ADVERTISING INC.                 131,200.00
     4,400  MOVIE GALLERY INC                      12,925.00
     5,300  NATIONAL MEDIA CORP                    17,225.00
    19,000  OMNICOM GROUP INC                     805,125.00
     2,300  OPTICAL CABLE CORP                     18,831.25
     1,600  SINCLAIR BROADCAST GROUP               74,600.00
     3,000  WEST COAST ENTERTAINMENT                4,500.00

                BROADCASTING
     5,000  ADELPHIA COMM CORP CL A                92,500.00
     2,070  AMERICAN RADIO SYSTEMS                110,356.88
     5,600  AMERICAN TELECASTING INC                7,000.00
     1,775  CABLE MICHIGAN INC                     40,603.13
     5,200  CABLEVISION SYS CORP                  497,900.00
     9,850  CHANCELLOR MEDIA CORP /A              735,056.25
    90,700  COX COMM INC CL A NEW               3,633,668.75
     2,900  EMMIS BROADCASTING CORP               132,312.50
     5,180  GAYLORD ENT CL/A                      165,436.25
       169  HEARST-ARGYLE TELEVISION                5,027.75
     4,100  HEARTLAND WIRELESS COMM                 7,175.00
     7,100  JACOR COMMUNICATIONS INC              377,187.50
     4,700  JONES INTERCABLE INC CL A              82,543.75
     4,000  KING WORLD INC                        231,000.00
    10,900  LIN TELEVISION CORP                   594,050.00
     8,200  TCA CABLE TV INC                      377,200.00
     3,900  TRANSACTION NETWORK SVCS               67,275.00
     2,400  TV FILME INC                           13,800.00
     4,000  UNITED VIDEO SATELLITE                115,000.00
     7,900  VALUEVISION INTL INC CL A              30,118.75
     3,000  WAVEPHORE INC                          28,125.00

                MISCELLANEOUS
       400  FEDDERS CORP CL A                       2,450.00
     4,200  JOSTENS INC                            96,862.50
     2,000  OAO TECHNOLOGY SOLUTIONS               18,500.00
    13,965  PALL CORP                             288,900.94
     2,700  PHP HEALTHCARE CORP                    40,668.75
    24,600  SERVICE CORP INTL                     908,662.50
    26,500  STARBUCKS CORP                      1,016,937.50
    13,200  ZALE CORP NEW                         303,600.00

           TOTAL CONSUMER PRODUCTS           $174,187,307.50

  DURABLE GOODS                           20.60%

                AEROSPACE-AIRCRAFT
   104,842  BOEING CO                           5,130,705.38
    25,900  COLTEC INDS INC                       600,569.20
     2,200  CURTISS WRIGHT CORP                    79,887.50
     3,400  FAIRCHILD CORP CL A                    84,575.00
     6,600  GENERAL DYNAMICS CORP                 570,487.50
    15,400  LITTON INDUS INC                      885,500.00
    21,600  LOCKHEED MARTIN CORP                2,127,600.00
     6,900  M & F WORLDWIDE CORP                   67,706.25
     6,100  NORTHROP GRUMMAN CORP                 701,500.00
     6,700  OEA INC                               193,881.25
     1,650  PRIMEX TECHNOLOGIES INC                55,687.50
     2,600  SIMULA INC                             39,812.50
     2,300  SPECIAL DEVICES INC                    67,275.00
    20,200  SUNDSTRAND CORP                     1,017,575.00
    17,000  TEXTRON INC                         1,062,500.00
     6,100  THIOKOL CORP                          495,625.00
    25,600  UNITED TECHNOLOGIES CORP            1,864,012.80

                AGRICULTURAL MACHINERY
    40,600  CATERPILLAR INC                     1,971,637.50
    27,100  DEERE & CO                          1,580,268.75
     3,200  TRACTOR SUPPLY CO                      47,200.00

                AUTOMOBILE AND PARTS
     4,700  APS HOLDING CORP CL A                  11,750.00
     7,300  ARVIN INDUST INC                      243,181.25
     7,900  BORG WARNER SEC CORP                  139,237.50
    76,800  CHRYSLER CORP                       2,702,400.00
     8,000  COACHMEN INDS INC                     172,500.00
    24,200  COLLINS & AIKMAN CORP NEW             208,725.00
     8,800  COOPER TIRE & RUBBER                  214,500.00
     3,700  COPART INC                             66,137.50
     4,300  CUMMINS ENGINE INC                    253,968.75
    10,700  DANA CORP                             508,250.00
     6,400  DETROIT DIESEL CORP                   152,000.00
     8,600  DONALDSON INC                         387,537.50
     1,400  DURAKON INDS                           13,300.00
     6,600  ECHLIN INC                            238,837.50
    12,200  ENVIROSOURCE INC                       36,600.00
     3,900  EXCEL INDS INC                         70,443.75
     7,500  EXIDE CORP                            194,062.50
    11,700  FEDERAL-MOGUL CORP                    473,850.00
   124,700  FORD MTR CO                         6,055,806.10
    79,100  GENERAL MTRS CORP                   4,795,437.50
    19,050  GENUINE PARTS CO                      646,509.38
    20,600  LEAR CORPORATION                      978,500.00
    12,200  MASCOTECH INC                         224,175.00
     7,666  MERITOR AUTOMOTIVE INC                161,468.96
     9,800  MODINE MFG CO                         334,425.00
     2,315  MONRO MUFFLER BRAKE INC                33,278.13
     7,900  NAVISTAR INTL CORP NEW                196,018.75
     2,000  OSHKOSH TRUCK CORP.                    36,125.00
     8,200  PACCAR INC                            430,500.00
     6,450  SNAP ON TOOLS CORP                    281,381.25
    14,200  SPEEDWAY MOTORSPORTS INC              352,337.50
     4,600  STRATTEC SECURITY CORP                117,300.00
     9,400  SUPERIOR INDUSTRIES INTL              252,037.50
    17,000  TENNECO INC                           671,500.00
    10,300  TOP SOURCE TECH INC                    12,875.00
     1,200  TOWER AUTOMOTIVE INC                   50,475.60
     2,500  TRANSPRO INC                           22,500.00
    13,600  TRW INC                               725,900.00
     5,900  VICORP RESTAURANTS                    103,250.00
    27,500  VIKING OFFICE PRODS INC               599,843.75
     7,700  WESTINGHOUSE AIR BRAKE CO             197,312.50

                ELECTRICAL
     2,400  ADFLEX SOLUTIONS INC                   38,700.00
     3,250  AFC CABLE SYSTEMS INC                  96,687.50
    23,100  AMP INC                               970,200.00
       200  BARNETT INC                             4,400.00
     2,200  BOLDER TECHNOLOGIES CORP               21,175.00
     2,400  C&D TECHNOLOGY INC                    115,800.00
     6,400  C-CUBE MICROSYSTEMS INC               104,400.00
     2,800  CHERRY CORP CL A                       49,000.00
     5,200  CIDCO INC                             101,400.00
     5,300  DATASCOPE CORP                        137,137.50
    48,400  EMERSON ELEC CO                     2,731,599.20
     3,150  ENCORE WIRE CORP                       96,665.63
    17,600  EXECUTONE INFORMATION SYS              38,500.00
     2,300  FRANKLIN ELEC. INC.                   147,775.00
     5,000  GASONICS INTL CORP                     49,375.00
     5,300  GRAINGER W W INC                      515,093.75
    13,800  HONEYWELL INC                         945,300.00
    21,800  HUBBELL INC CL B                    1,075,012.50
     3,500  INSILCO CORP NEW                      115,500.00
    25,800  INTEGRATED DEVICE TECH                243,487.50
     4,800  LEVEL ONE COMMUNICATIONS              135,600.00
     7,400  LITTLEFUSE INC                        184,075.00
     8,100  MAGNETEK INC                          157,950.00
     2,100  MERIX CORP                             31,762.50
     9,400  RAYCHEM CORP                          404,787.50
     3,000  THERMO ECOTEK CORP                     54,750.00
     4,300  THOMAS & BETTS CORP                   203,175.00
       700  ULTRALIFE BATTERIES INC                11,900.00
     3,900  WOODHEAD INDS INC                      73,125.00

                ELECTRONICS
     6,500  ACTEL CORPK                            82,062.50
     3,200  ADVANCED LIGHTING TECH                 60,800.00
    14,600  ADVANCED MICRO-DEVICES                261,887.50
     7,000  AFFINITY TECH GRP                      16,625.00
    14,100  ALLIANCE SEMICONDUCTOR                 64,331.25
     5,700  ALTRON INC                             75,525.00
    31,000  AMERICAN POWER CONVERSION             732,375.00
     3,500  AMERICAN SUPERCONDUCTOR                29,750.00
     1,003  AMPHENOL CORP CL/A                     55,854.56
    51,200  ANALOG DEVICES INC                  1,417,600.00
     4,500  ANALOGIC CORP                         171,000.00
    39,200  APPLIED MATLS INC                   1,180,900.00
    33,800  ARROW ELECTRONICS INC               1,096,387.50
     5,800  ASPEN TECHNOLOGY INC                  198,650.00
    32,400  ATMEL CORP.                           601,425.00
    20,200  AURA SYS INC.                          66,281.25
    14,300  AVNET INC                             943,800.00
    31,200  AVX CORP                              575,250.00
     3,750  BRIGHTPOINT INC                        52,031.25
     9,150  BURR BROWN CORP                       293,943.75
     2,600  CELLULAR COMM INTL INC                121,550.00
     5,266  CHYRON CORPORATION                     23,367.88
     2,300  CINCINNATI MICROWAVE INC                    2.30
   102,000  CISCO SYS INC                       5,686,500.00
     4,600  COHERENT COMMUNICATIONS S             128,225.00
     3,500  COHU INC                              107,187.50
     8,100  COMPUTER NETWORK TECH                  28,350.00
     2,500  CORNERSTONE IMAGING INC                12,656.25
     9,700  CREDENCE SYSTEMS CORP                 287,362.50
     3,600  CTS CORP                              114,975.00
     3,300  CUBIC CORP.                           108,075.00
    28,200  CYPRESS SEMINCONDUCTOR                239,700.00
    22,650  DIEBOLD INC                         1,146,656.25
     2,300  DSP GROUP INC                          46,000.00
     2,800  E G & G INC                            58,275.00
     8,200  EATON CORP                            731,850.00
     3,200  EIS INTERNATIONAL INC                  17,600.00
     2,500  ELECTRO SCIENTIFIC INDS                95,000.00
    18,400  ELECTRONICS FOR IMAGING               305,900.00
       500  ELTRON INTL INC                        15,125.00
     3,400  EMERSON RADIO CORP                      1,487.50
     2,500  ESTERLINE TECHNOLOGIES CO              90,000.00
     4,300  EXAR CORP.                             70,950.00
     8,200  FIRST ALERT INC                        17,425.00
    23,800  FORE SYSTEMS INC                      362,950.00
     2,600  FRANKLIN ELECTRONIC PUBLI              32,500.00
     2,900  FUSION SYSTEMS -CVR                     1,993.75
   350,200  GENERAL ELECTRIC CO                25,695,925.00
     8,400  GENERAL MAGIC INC                      11,550.00
    18,788  GENERAL MILLS INC                   1,345,690.50
    35,000  GENERAL MOTORS CL H                 1,292,812.50
     3,450  GENERAL SEMICONDUCTER INC              39,890.63
     6,800  GENRAD INC                            205,275.00
     5,500  GENUS INC                              18,390.63
     2,700  GTI CORP                               13,162.50
     5,900  HOLOPHANE CORP                        146,025.00
     8,000  IDENTIX INC                            77,000.00
    13,873  IMATION CORP                          221,968.00
       700  INFORMATON STORAGE DEVICE               4,221.88
     5,900  INTEGRATED SILICON SOL                 44,987.50
   173,600  INTEL CORP                         12,195,400.00
     2,500  ITI TECHNOLOGIES INC                   54,375.00
     9,000  JOHNSON CTLS INC                      429,750.00
    10,000  KLA INSTRUMENTS CORP                  386,250.00
     3,400  KOPIN CORP                             57,162.50
    12,890  LAM RESH CORP.                        377,032.50
     3,800  LEXMARK INTL GROUP INC                144,400.00
    24,800  LINEAR TECHNOLOGY CORP              1,429,100.00
    15,200  LSI LOGIC CORP                        300,200.00
    11,800  LTX CORP                               52,362.50
    13,100  MACROMEDIA INC                        108,893.75
     5,100  MATTSON TECHNOLOGY INC                 35,700.00
    40,000  MAXIM INTEGRATED PRODS              1,380,000.00
    21,300  MENTOR GRAPHICS                       206,343.75
     5,200  MICREL INC                            145,600.00
     4,400  MICRO LINEAR CORP                      34,650.00
    22,700  MICRON TECH                           590,200.00
     3,000  MICROTEST INC                          13,875.00
    52,031  MOLEX INC                           1,671,495.88
    62,500  MOTOROLA INC                        3,566,406.25
     2,500  MRV COMMUNICATIONS INC                 59,687.50
     5,000  MTS SYS CORP.                         187,500.00
    14,600  NATIONAL SEMICONDUCTOR                378,687.50
    77,800  NEXTEL COMM INC CL A                2,022,800.00
     8,000  NIMBUS CD INTERNATIONAL                86,000.00
    56,000  NOISE CANCELLATION TECH                63,000.00
    14,600  OAK TECHNOLOGY INC                     94,900.00
    24,100  OIS OPTICAL IMAGING SYS                29,371.88
       900  OPTI INC                                6,131.25
     4,600  PERKIN ELMER CORP                     326,887.50
    17,471  PREMIER FARNELL PLC-ADR               234,766.56
     4,200  PRI AUTOMATION INC                    121,275.00
     3,500  PSC INC                                46,156.25
    38,200  QUANTUM CORP                          766,387.50
    24,728  RAYTHEON CO CL A                    1,219,409.71
    25,800  RAYTHEON CO CL B                    1,302,900.00
     4,200  RECOTON CORP                           56,700.00
     5,400  ROBOTIC VISION SYSTEMS                 62,100.00
     2,200  ROGERS CORP                            89,925.00
    10,000  SAFEGUARD SCIENTIFICS INC             313,750.00
     4,900  SEMITOOL INC                           64,006.25
    24,400  SENSORMATIC ELEC CORP                 401,075.00
    10,700  SILICON VALLEY GROUP INC              242,087.50
     1,100  SILICONIX INC                          47,300.00
     3,400  SIPEX CORP                            102,850.00
    34,600  SOLECTRON CORP                      1,438,062.50
     2,500  SPEEDFAM INTL INC                      66,250.00
     4,500  SUPERTEX INC                           48,937.50
    12,900  SYMBOL TECHNOLOGIES                   486,975.00
     2,100  TECH SYM CORP                          53,418.75
     5,250  TEKTRONIX INC                         208,359.38
    27,600  TERADYNE INC                          883,200.00
    40,000  TEXAS INSTRUMENTS                   1,800,000.00
     5,400  THERMO CARDIOSYSTEMS                  144,450.00
     2,100  THORN APPLE VALLEY                     30,450.00
    24,000  TIG HOLDINGS INC                      796,500.00
    13,200  TRUSTMARK CORP                        610,500.00
    10,300  VARIAN ASSOCIATES                     520,793.75
    21,267  VISHAY INTERTECHNOLOGY                502,432.88
     8,600  WATERS CORP                           323,575.00
     4,600  XICOR INC                              13,800.00
    19,800  ZENITH ELECTRONICS CRP                107,662.50

                INDUSTRIAL MACHINERY
     3,000  AEROQUIP-VICKERS INC                  147,187.50
    12,000  AIR PRODS & CHEMS INC                 987,000.00
     7,500  ALLIED PRODUCTS CORP COM              180,000.00
     3,100  BRIGGS & STRATTON CORP                150,543.75
     7,800  CASE CORP                             471,412.50
     3,750  CHART INDS INC                         85,546.88
     3,700  CINCINNATI MILACRON INC                95,968.75
    11,400  COOPER INDUS INC                      558,600.00
     5,800  DII GROUP INC                         158,050.00
    24,000  DOVER CORP                            867,000.00
     1,900  DT INDUSTRIES INC                      64,600.00
     8,696  FLOWSERVE CORP                        242,944.50
     4,400  FOSTER WHEELER CORP                   119,075.00
     4,000  GLEASON CORP                          107,750.00
     4,100  HARNISCHFEGER INDUS INC               144,781.25
    19,000  IMATRON INC                            43,937.50
    17,250  INGERSOLL RAND CO                     698,625.00
     4,900  INTEGRATED PROCESS EQUIP               77,175.00
    10,350  MILLER INDUSTRIES INC                 112,556.25
     5,900  NORDSON CORP.                         270,662.50
     4,700  OSMONICS INC                           74,318.75
     4,100  PARK-OHIO INDUSTRIES                   74,825.00
    23,000  ROCKWELL INTL CORP W/I              1,201,750.00
     3,200  SEQUA CORP CL A                       208,200.00
    10,900  STEWART & STEVENSON SVSC              277,950.00
    11,600  TELEFLEX INC.                         437,900.00
     1,600  THERMO POWER CORPORATION               14,000.00
     5,600  UNOVA INC                              92,050.00
    14,200  YORK INTL CORP NEW                    561,787.50

                OFFICE EQUIPMENT AND SUPPLIES
     9,600  3DO CO                                 21,000.00
     3,600  7TH LEVEL INC                           6,075.00
    30,000  AMERICA ONLINE INC                  2,675,625.00
     5,800  AMERICAN BUS PROD INC.                125,425.00
     6,800  AMERICAN PAD & PAPER CO N              65,450.00
     4,000  ANSYS INC                              29,000.00
     5,900  APPLIED INNOVATION INC                 32,450.00
     2,800  ASPECT DEVELOPMENT INC                145,600.00
    11,400  BLACK BOX CORP                        403,275.00
     3,400  BOISE CASCADE OFFICE PROD              50,787.50
     4,900  BROADVISION INC                        31,850.00
    10,200  BT OFFICE PRODUCTS INTL                79,050.00
     3,400  CASINO DATA SYS                         9,775.00
     7,400  CERIDIAN CORP                         339,012.50
     2,875  CHAMPION INDUSTRIES INC/W              47,437.50
     2,800  COMPUTER MGMT SCIENCES                 53,550.00
    22,600  COMPUTERVISION CORP                    86,162.50
     4,100  CSS INDUSTRIES                        130,687.50
     2,600  CYBERCASH INC                          32,987.50
     1,500  DAISYTEK INTERNATIONAL CO              52,125.00
       800  DIGITAL LINK CORP                       7,700.00
     2,500  ELCOM INTL INC                         17,500.00
     5,400  ENNIS BUSINESS FORMS                   49,950.00
     3,600  EXCALIBUR TECHNOLOGIES                 30,825.00
    54,600  GATEWAY 2000 INC                    1,781,325.00
     5,900  GENERAL BINDING                       177,000.00
     5,400  GENERAL SIGNAL CORP                   227,812.50
     5,100  GEOWORKS                               49,087.50
     8,400  HARRIS CORP-DEL                       385,350.00
     9,900  HON INDS INC                          584,100.00
     5,800  HUNT CORPORATION                      137,387.50
   117,400  IBM COMMON                         12,275,637.50
    13,700  IKON OFFICE SOLUTIONS                 385,312.50
    26,100  INTERGRAPH CORP                       261,000.00
    15,400  INTUIT INC                            635,250.00
     1,600  MANUGISTICS GROUP INC                  71,400.00
     1,700  MAPINFO CORP                           20,187.50
    11,200  MICRO WAREHOUSE INC                   156,100.00
     2,900  MICROS SYS INC                        130,500.00
     2,900  MICROTOUCH SYS INC                     45,675.00
     5,300  NEOSTAR RETAIL GROUP INC                    0.53
     7,600  NU-KOTE HLDG INC CL A                   4,512.50
     8,000  OBJECTIVE SYS INTEGRATORS              67,000.00
     6,100  ODS NETWORKS INCORPORATED              39,268.75
    51,900  OFFICE DEPOT INC                    1,242,356.25
    40,900  OFFICEMAX INC                         582,825.00
     2,400  PERCEPTRON INC                         51,900.00
    15,700  PITNEY BOWES INC                    1,412,026.60
     2,300  PROXIMA CORP                           15,237.50
     8,500  RACOTEK INC                            12,750.00
    26,800  REYNLDS&REYNLDS CO CL A               494,125.00
     9,400  SECURITY DYNAMICS TECH                336,050.00
     9,500  STANDARD REGISTER                     330,125.00
     5,700  SUBMICRON SYS CORP                     12,825.00
     7,000  SYSTEMSOFT CORP                        44,625.00
     3,168  THERMOLASE CORP (NEW)                  54,450.00
     3,450  U S OFFICE PRODUCTS CO                 67,706.25
     3,600  UNITED TELEVISION INC.                373,950.00
     3,500  VIDEOSERVER INC                        55,562.50
     6,200  VWR SCIENTIFIC PROD CORP              175,150.00
    15,100  WALLACE COMPUTER SVCS                 587,012.50
     7,425  WIND RIVER SYSTEMS INC                294,679.69
     4,700  WONDERWARE CORP                        66,387.50
    35,000  XEROX CORP.                         2,585,625.00

                RUBBER
     5,400  BANDAG INC                            288,562.50
    10,200  CARLISLE COS INC                      436,050.00
    10,740  GOODRICH B F CO                       445,038.75
    16,700  GOODYEAR TIRE & RUBBER              1,062,537.50
    14,000  SEALED AIR CORP                       864,500.00
    10,400  STONE CONTAINER                       108,550.00

                OTHER DURABLE GOODS
     2,400  AG CHEM EQUIP INC                      33,300.00
    60,800  ALLIED-SIGNAL INC                   2,367,400.00
    10,900  AMETEK INC (NEW)                      294,300.00
     7,600  BORG-WARNER AUTOMOTIVE                395,200.00
     2,200  COLUMBUS MCKINNON CORP                 53,350.00
    24,300  CORNING INCORPORATED                  902,137.50
     4,800  CRANE CO                              208,200.00
     5,900  HARMAN INTL INDS INC NEW              250,381.25
    25,800  ILLINOIS TOOL WORKS                 1,551,225.00
     3,767  IMC GLOBAL INC  WTS                    13,183.33
    11,000  KAYDON CORP.                          358,875.00
     4,600  MILLIPORE CORP                        156,114.80
     3,400  NEWPORT NEWS SHIPBUILDING              86,487.50
     5,500  OWENS CORNING                         187,687.50
     1,500  PENN ENGINEERING & MFG                 36,000.00
       500  PENN ENGINEERING & MFG CO              12,375.00
     8,600  PRECISION CASTPARTS                   518,687.50
     2,300  ROCKSHOX INC                           21,275.00
     2,600  STARRETT LS CO CL A                    95,062.50
     1,500  STIMSONITE CORP                         7,593.75
     7,100  TECUMSEH PROD CO CL A                 346,125.00
     6,400  THERMEDICS INC.                       104,800.00
     3,500  THOMASTON MILLS CL A                   32,375.00
     6,800  TIMKEN CO                             233,750.00
    14,000  TRINITY INDS INC.                     624,750.00
    21,500  UNIFI INC                             874,781.25

                COMPUTERS AND SOFTWARE
    19,100  ACCLAIM ENTERTAINMENT                  69,237.50
     2,000  ACT NETWORKS INC                       14,625.00
     1,700  ACTIVE VOICE CORP                      21,250.00
    24,000  ADOBE SYSTEMS INC                     990,000.00
     7,800  AMERICAN BUS INFO CL/A                 81,900.00
     7,800  AMERICAN BUS INFO INC                  79,950.00
     4,900  APERTUS TECHNOLOGIES INC                5,818.75
    13,100  APPLE COMPUTER INC                    171,937.50
     5,200  ARTISOFT INC.                          10,237.50
     6,202  AUTODESK INC                          229,474.00
    30,500  AUTOMATIC DATA PROC                 1,871,937.50
     7,200  AVID TECHNOLOGY INC                   192,600.00
       138  AXHIOM TRANSACT SOLUTIONS               2,346.00
     6,900  BELL & HOWELL COMPANY                 166,893.75
    33,200  BMC SOFTWARE INC                    2,178,750.00
     3,400  BOCA RESEARCH INC                      17,850.00
    13,056  BORLAND INTL INC                       95,472.00
     3,000  BROADWAY & SEYMOUR INC                 28,875.00
     9,400  CABLETRON SYS INC                     141,000.00
     3,700  CACI INTERNTL INC CL A                 73,306.25
    51,500  CADENCE DESIGN SYS INC              1,261,750.00
     4,700  CAERE CORP                             40,537.50
     2,200  CCC INFO SERV GROUP                    43,450.00
     7,500  CDW COMPUTER CENTERS INC              390,937.50
     7,800  CELLULAR TECHNICAL SVCS I              24,862.50
     4,400  CENTURA SOFTWARE CORP                   4,950.00
    21,400  CIRRUS LOGIC INC                      227,375.00
    77,510  COMPAQ COMPUTER CORP                4,374,470.63
    15,800  COMPUCOM SYS INC                      130,350.00
    57,600  COMPUTER ASSOC INTL INC             3,045,600.00
     7,800  COMPUTER HORIZONS CORP                351,000.00
     2,900  COMPUTER LANGUAGE RES INC              40,600.00
     6,319  COMPUTER SCIENCES CORP                527,636.50
     7,000  COMPUTER TASK GROUP INC               248,937.50
    55,600  COMPUWARE CORP COM                  1,779,200.00
     3,500  COMSHARE INC                           21,656.25
    23,600  COPYTELE INC                           82,600.00
     2,100  CYBERGUARD CORP                        11,812.50
     4,100  DATA GENL CORP                         71,493.75
    44,000  DELL COMPUTER CORP                  3,696,000.00
     3,900  DENDRITE INTERNATIONAL                 75,562.50
    12,900  DIAMOND MULTIMEDIA SYS                114,487.50
    16,400  DIGITAL EQUIP CORP                    606,800.00
     9,600  DST SYSTEMS INC                       409,800.00
     5,200  EDIFY CORP                             97,500.00
    18,620  ELECTRONIC ARTS INC                   704,068.75
   163,800  ELECTRONIC DATA SYSTEMS             7,196,962.50
    49,800  EMC CORP.                           1,366,387.50
     1,400  EMULEX CORP                            19,250.00
     5,200  EVANS & SUTHERLAND                    150,800.00
       600  EXPERT SOFTWARE INC                     2,137.50
    47,200  FIRST DATA CORP                     1,380,600.00
     9,300  FTP SOFTWARE INC                       20,925.00
     2,900  GLOBAL VILLAGE COMM                     3,534.38
    10,900  GT INTERACTIVE SOFTWARE                69,487.50
     5,400  HARBINGER CORP                        151,875.00
    65,540  HBO & CO                            3,145,920.00
   117,000  HEWLETT PACKARD CO                  7,297,875.00
     7,500  HUTCHINSON TECH                       164,062.50
       600  IDT CORP                               12,150.00
     9,200  INFOR RESOURSE INC                    123,050.00
    49,300  INFORMIX CORP                         234,175.00
     6,400  INFOSEEK CORP                          68,800.00
     7,100  INTERSOLV INC.                        143,775.00
    86,400  IOMEGA CORP                         1,074,643.20
    13,500  JTS CORPORATION                         3,375.00
     3,000  KEY TRONIC CORP                        13,125.00
     4,000  LYCOS INC                             165,500.00
     4,900  MAC NEAL SCHWENDLER CORP               47,162.50
     4,000  MAPICS INC                             43,500.00
     2,000  MARCAM SOLUTIONS                       14,500.00
     5,700  MAY AND SPEH INC                       76,950.00
     5,400  MERCURY INTERACTIVE CORP              144,450.00
     2,297  METACREATIONS CORP                     25,554.13
    29,900  MICRON ELECTRONICS INC                272,837.50
   126,200  MICROSOFT CORP                     16,311,350.00
       700  MICROWARE SYSTEMS CORP                  3,762.50
     5,600  MYLEX CORP                             50,400.00
     2,100  NATIONAL TECHTEAM INC                  18,900.00
    10,625  NCR CORP                              295,507.81
    14,400  NETMANAGE INC                          40,500.00
    23,940  NETSCAPE COMMUNICATIONS               583,537.50
     5,900  NETWORK COMPUTING DEVICES              55,312.50
     4,100  NETWORK PERIPHERALS INC                29,725.00
    15,075  NETWORKS ASSOCIATES INC               797,090.63
    13,800  NEXTLEVEL SYSTEMS INC                 246,675.00
    37,200  NOVELL INC                            279,000.00
     2,500  ONEWAVE INC                             4,062.50
   103,425  ORACLE CORPORATION                  2,307,722.03
    14,000  PARAMETRIC TECNOLOGY                  663,250.00
     4,700  PC DOCS GROUP INTL INC                 23,500.00
    66,400  PEOPLESOFT INC                      2,589,600.00
     4,900  PHOENIX TECHNOLOGIES LTD               59,412.50
     2,100  PITTWAY CORP                          144,768.75
     8,300  PIXAR INC                             179,487.50
     4,700  PLANAR SYS INC                         48,175.00
     8,100  PMC - SIERRA INC                      251,100.00
     5,900  POLICY MGMNT SYS CORP                 410,418.75
     3,000  PRINTRONIX INC                         50,812.50
     8,400  PSINET INC                             43,050.00
     4,700  QUICKRESPONSE SVCS INC                173,900.00
     4,100  QUICKTURN DESIGN SYSTEMS               48,175.00
     6,200  RADIUS INC NEW                          2,131.25
     2,200  RAINBOW TECHNOLOGIES INC               63,800.00
    16,489  RATIONAL SOFTWARE CORP                187,562.38
    11,700  SANTA CRUZ OPERATION INC               48,262.50
    22,200  SEAGATE TECHNOLOGY INC                427,350.00
    11,100  SEQUENT COMP SYS INC                  222,000.00
     2,500  SHARED MEDICAL SYS CORP               165,000.00
    10,000  SHIVA CORP                             85,625.00
        80  SIEBEL SYSTEMS                          3,345.00
    18,300  SILICON GRAPHICS                      227,606.25
       200  SMART MODULAR TECHNO                    4,600.00
     2,800  SPYGLASS INC                           13,825.00
     8,500  STAC INC                               39,312.50
     3,200  STATE OF THE ART INC                   52,000.00
    16,900  STORAGE TECH CRP PAR $.01           1,046,743.75
     5,000  STORMEDIA INC                          10,937.50
     7,700  STRATUS COMPUTER INC                  291,156.25
    10,700  STRUCTURAL DYNAMICS                   240,750.00
     2,700  SUNQUEST INFORMATION SYS               26,325.00
    26,600  SYBASE INC                            354,112.50
    18,100  SYMANTEC CORP                         397,068.75
    18,143  SYNOPSYS INC                          648,612.25
     4,000  SYQUEST TECHNOLOGY INC                 13,375.00
     5,100  SYSTEMS & COMPUTER TECH               253,087.50
    37,225  THREE COM CORP                      1,300,548.44
    16,600  TOTAL SYSTEMS SERVICE                 410,850.00
     4,000  TRIDENT MICROSYSTEMS INC               36,250.00
    18,300  UNISYS CORP                           253,912.50
     1,000  USDATA CORPORATION                      4,625.00
     4,500  VERITAS SOFTWARE CO                   229,500.00
     3,100  VMARK SOFTWARE INC                     24,800.00
     1,900  WANDEL & GOLTERMANN TECH               24,937.50
    11,900  WANG LABS INC NEW                     263,287.50
    35,400  WESTERN DIGITAL CORP                  568,612.50
     2,300  XCELLENET INC                          30,187.50
    23,800  XILINX INC                            834,487.50
       100  XYLAN CORP                              1,512.50

                HOUSEHOLD FURN/APPLIANCES
     2,300  BUSH INDS INC CL A                     59,800.00
       500  DIAMOND HOME SERVICES INC               3,562.50
     9,900  LANCASTER COLONY  CORP                558,112.50
    29,600  LEGGETT & PLATT INC                 1,239,500.00
     6,200  O'SULLIVAN INDS HLDGS INC              62,000.00
     8,000  WHIRLPOOL CORP                        440,000.00

                TELECOMMUNICATIONS
    42,900  ADC TELECOMM INC                    1,791,075.00
    14,500  ADTRAN INC                            398,750.00
    52,200  AIRTOUCH COMMUNICATIONS             2,169,562.50
     8,600  AMERICAN MOBILE SATELLITE              60,200.00
     9,750  ANDREW CORP                           234,000.00
     7,800  ANTEC CORP                            121,875.00
     3,600  APPLIED DIGITAL ACCESS                 21,150.00
    11,000  ASSOCIATED GROUP CL A                 325,875.00
    14,000  ASSOCIATED GROUP CL B                 407,750.00
     3,200  BRITE VOICE SYS INC                    31,200.00
    10,650  CELLSTAR CORP                         211,668.75
    25,050  COMDISCO                              837,609.38
     4,733  COMMONWEALTH TELEPHONE EN             122,466.38
     4,600  COMMSCOPE INC                          61,812.50
     3,400  COMMUNICATIONS SYSTEM INC              60,350.00
    12,300  DSC COMMUNICATIONS                    295,200.00
    12,800  DSP COMMUNICATIONS INC                153,600.00
     1,200  EXCEL COMMUNICATIONS INC               17,400.00
     7,300  GENERAL DATACOMM INDS INC              34,218.75
    21,300  GLENAYRE TECHNOLOGIES INC             210,337.50
     5,200  INTELIDATA TECHNOLOGIES                 9,587.50
     3,800  IPC INFORMATION SYS INC                76,237.50
     7,600  IXC COMMUNICATIONS INC                238,450.00
    19,200  LORAL SPACE & COMM LTD                411,600.00
    68,094  LUCENT TECHNOLOGIES INC             5,439,008.25
    11,800  MCLEOD INC. CL A                      377,600.00
     3,700  MICRODYNE CORP                         22,200.00
    11,000  MOBILEMEDIA CORP                        1,375.00
     2,200  NATURAL MICROSYSTEMS CORP             102,300.00
     3,800  NETCOM ON-LINE COMM SVCS               91,200.00
    16,200  NTL INCORPORATED                      451,575.00
       200  P-COM INC                               3,450.00
     2,400  PACIFIC GATEWAY EXCHANGE              129,150.00
    10,854  PANAMSAT CORPORATION /NEW             468,078.75
       800  POWERTEL INC                           13,400.00
     6,400  PREMISYS COMMUNICATIONS               167,200.00
    32,000  QUALCOMM INC                        1,616,000.00
     7,100  RCN CORPORATION                       243,175.00
    19,100  ROHN INDUSTRIES INC                    98,484.38
     4,300  SALIENT 3 COMMUNICATIONS               53,212.50
     8,100  SCIENTIFIC-ATLANTA                    135,675.00
     2,200  SITEL CORP                             20,075.00
     3,600  TELCO SYSTEMS INC                      34,875.00
       700  TELE-COMMUNICATIONS INTL               12,600.00
    10,914  TELECOMM-TCI VENTURES GRP             309,002.63
    20,100  TELEPHONE & DATA SYS INC              935,906.25
     2,900  TRESCOM INTL INC                       21,568.75
     3,400  U.S. CELLULAR CORP                    105,400.00
    13,800  VANGUARD CELLULAR SY CL A             175,950.00
     9,100  WINSTAR COMMUNICATIONS                226,931.25

                MISCELLANEOUS
     2,800  ABC RAIL PRODUCTS                      56,000.00
     6,200  ACX TECHNOLOGIES INC                  151,512.50
    29,000  ALTERA CORP                           960,625.00
    14,900  ALUMAX INC                            506,600.00
     3,400  ASYST TECHNOLOGIES INC                 73,950.00
     7,000  AVIALL INC NEW                        104,562.50
     9,200  BLACK & DECKER CORP                   359,375.00
     5,800  CASCADE CORP.                          98,600.00
    17,600  DENTSPLY INTL INC                     536,800.00
     7,700  FSI INTL INC                           90,475.00
    11,400  FURON CO.                             237,975.00
    11,000  GENCORP INC                           275,000.00
     5,700  GORMAN RUPP CO.                       120,412.50
     7,308  HALTER MARINE GROUP INC               211,018.50
    31,500  INTL SPECIALTY PRODUCTS               470,531.25
    12,400  ITT INDS INC                          389,050.00
    36,900  JEFFERSON SMURFIT CORP                521,212.50
     2,000  JOHNSTOWN AMER INDS INC                19,250.00
     3,800  LAWSON PRODUCTS INC                   113,050.00
     8,100  LOJACK CORP                           119,475.00
    21,829  MARK IV INDUSTRIES INC                477,509.38
     3,300  MATTHEWS INTL CORP                    145,200.00
    12,000  PARKER HANNIFIN CORP                  550,500.00
     8,800  SOFAMOR/DANEK GROUP                   572,550.00
     2,900  SPECTRIAN CORP                         55,825.00
     9,400  STANLEY WORKS                         443,562.50
    46,800  THERMO ELECTRON CORP                2,059,200.00
     4,600  THERMO FIBERTEK INC                    56,062.50
     3,400  WHITE RIVER CORP                      270,300.00

               TOTAL DURABLE GOODS           $304,343,353.91

  FINANCIAL                               21.74%

                BANKS
    10,500  AMERICREDIT CORP                      290,718.75
    47,250  AMSOUTH BANCORP                     2,566,265.63
    95,074  BANC ONE CORP                       5,163,754.16
     7,900  BANCORPSOUTH INC                      373,275.00
     5,850  BANK GRANITE CORP                     179,887.50
    42,200  BANK NEW YORK INC                   2,439,687.50
     3,600  BANK UNITED CORP-CL A                 176,175.00
    75,800  BANKAMERICA CORP                    5,533,400.00
    16,012  BANKBOSTON CORPORATION              1,504,127.25
     8,500  BANKERS TR NY CORP                    955,723.00
     3,700  BANKNORTH GROUP INC                   237,725.00
    24,717  BARNETT BANKS INC                   1,776,534.38
    16,036  BB&T CORPORATION                    1,027,306.25
     3,000  BSB BANCORP INC                       107,250.00
     4,400  CATHAY BANCORP INC                    160,600.00
    46,040  CHASE MANHATTAN CORP NEW            5,041,380.00
     3,638  CHEMICAL FINL CORP                    162,811.69
     4,843  CHITTENDEN CORP                       169,505.00
     5,900  CINCINNATI FINANCIAL CORP             830,425.00
    50,500  CITICORP                            6,385,093.75
    10,950  CITIZENS BANKING                      377,775.00
    14,500  CITY NATL CORP                        535,593.75
     5,953  CNB BANCSHARES INC                    286,860.19
    11,200  COLONIAL BANCGROUP                    385,700.00
     4,515  COMMERCE BANCORP INC N.J.             230,265.00
    25,908  COMMERCE BANCSHARES                 1,755,267.00
     3,400  COMMUNITY FIRST BANKSHARE             181,050.00
     3,190  COMMUNITY TRUST BANCORP                99,288.75
    21,450  COMPASS BANCSHARES INC                938,437.50
    23,995  CORESTATES FINL CORP                1,921,099.69
     5,700  CORUS BANKSHARES INC                  225,506.25
     6,000  CPB INC                               123,375.00
    37,418  CRESTAR FINCL CORP                  2,132,826.00
     3,520  CVB FINL CORP                         130,680.00
    32,000  DIME BANCORP INC NEW                  968,000.00
       420  F & M BANCORP MD                       15,960.00
     6,300  F & M NATL CORP                       216,168.75
    18,600  FIFTH THIRD BANCORP COM             1,520,550.00
    22,400  FIRST AMERICAN CORP                 1,114,400.00
    34,100  FIRST CHICAGO NBD CORP              2,847,350.00
     4,900  FIRST CITIZENS BCSHS                  509,753.13
    14,400  FIRST COMMERCE CORP                   968,400.00
     7,600  FIRST COMWLTH FINL CORP               266,475.00
     4,000  FIRST EMPIRE ST CORP                1,860,000.00
     5,687  FIRST FINL BANCORP                    274,397.75
    22,300  FIRST HAWAIIAN INC                    886,425.00
     4,000  FIRST INDIANA CORP                    121,000.00
     5,500  FIRST MIDWEST BANCORP DEL             240,625.00
    30,600  FIRST OF AMERICA BANK               2,360,025.00
    37,500  FIRST SEC CORP DEL                  1,570,312.50
     4,750  FIRST SOURCE CORP                     151,406.25
    22,300  FIRST TENN NATL CORP                1,488,525.00
    87,332  FIRST UNION CORP                    4,475,765.00
     2,415  FIRST UNITED CORP                      48,903.75
    16,050  FIRST VIRGINIA BANKS                  829,584.38
     6,150  FIRST WESTERN BANCORP                 175,275.00
    48,600  FIRSTAR CORP                        2,062,462.50
     6,900  FIRSTBANK ILL CO                      254,006.25
     3,800  FIRSTFED FINL CORP DEL                147,250.00
    27,700  FLEET FINANCIAL GROUP INC           2,075,768.75
     6,300  FORT WAYNE NATL CORP IND              289,800.00
    13,310  FULTON FINL CORP PA                   432,575.00
     4,255  HANCOCK HLDG CO                       257,427.50
    12,600  HARRIS FINANCIAL INC                  250,425.00
     4,650  HERITAGE FINL SVCS INC                134,850.00
    40,400  HIBERNIA CORP CL A                    760,025.00
     5,304  HUBCO INC                             207,519.00
     8,058  HUNTINGTON BANCSHARES INC             290,088.00
     7,920  IMPERIAL BANCORP                      390,555.00
    11,600  IMPERIAL CR INDS INC                  237,800.00
     1,800  INVESTORS FINANCIAL SVC                82,800.00
     2,600  IRWIN FINANCIAL CORP                  108,875.00
    24,400  KEYCORP                             1,727,825.00
     2,100  MAINSTREET BANKGROUP INC               58,537.50
    30,400  MARSHALL & ILSLEY CORP              1,888,600.00
    52,875  MBNA CORP                           1,444,148.44
    25,100  MELLON BANK CORP                    1,521,687.50
    26,100  MERCANTILE BANCORP INC              1,605,150.00
    23,550  MERCANTILE BANKSHARES                 921,393.75
     4,100  MERCER INTL INC SBI NEW                36,131.25
     3,000  MERCHANTS NY BANCORP INC              126,000.00
     7,502  MID AM INC                            193,176.50
     4,349  MID AMER BANCORP                      146,235.13
    18,900  MORGAN J P & CO                     2,133,337.50
     2,600  NATIONAL BANCORP ALASKA               328,900.00
     2,299  NATIONAL CITY BANCORP                  67,820.50
    23,900  NATIONAL CITY CORP                  1,571,425.00
    18,400  NATIONAL COMM BANCORP                 648,600.00
     6,860  NATIONAL PENN BANCSHARES              226,380.00
    84,132  NATIONSBANK CORP                    5,116,277.25
     2,756  NBT BANCORP INC                        74,412.00
    20,756  NORTH FORK BANCORP INC NY             696,623.25
    37,400  NORTHERN TRUST CO                   2,608,650.00
    78,170  NORWEST CORP                        3,029,087.50
    40,022  OLD KENT FINL CORP                  1,585,871.75
    12,180  OLD NATL BANCORP IND                  589,207.50
     9,687  ONE VALLEY BANCORP INC                375,371.25
    27,000  PACIFIC CENTURY FINL CORP             668,250.00
     3,200  PARK NATL CORP                        282,000.00
     8,300  PENNCORP FINL GROUP INC               296,206.25
    20,700  PEOPLES BANK BRIDGEPORT               786,600.00
     1,200  PINNACLE BANC GROUP INC                34,800.00
    43,600  POPULAR INC                         2,158,200.00
     3,087  PROVIDENT BANKSHARES CORP             197,182.13
     6,898  QUEENS CNTY BANCORP INC               279,369.00
    41,614  REGIONS FINANCIAL CORP              1,755,590.63
     7,381  REPUBLIC BANCORP INC                  157,768.88
     4,800  REPUBLIC NEW YORK CORP                548,100.00
     3,400  S & T BANCORP INC                     147,050.00
     3,000  SILICON VALLEY BNCSHRES               168,750.00
    30,914  SOUTHTRUST CORP                     1,961,106.88
    54,600  STAR BANC CORP                      3,132,675.00
    19,000  STATE STREET CORP                   1,105,562.50
     2,800  SUFFOLK BANCORP                        83,300.00
     6,200  SUMITOMO BANK CA                      338,675.00
    46,350  SUMMIT BANCORP                      2,450,756.25
    23,500  SUNTRUST BANKS INC                  1,677,312.50
     5,700  SUSQUEHANNA BANCSHARES                218,025.00
    25,012  SYNOVUS FINANCIAL CP                  819,143.00
     2,100  TRANS FINANCIAL INC                    81,637.50
     2,000  TRIANGLE BANCORP INC                   70,750.00
     7,100  TRUST CO OF NEW JERSEY                177,500.00
     8,464  TRUSTCO BK CORP NY                    230,644.00
    26,506  U.S. BANCORP                        2,967,028.63
    10,033  UMB FINANCIAL CORP                    546,784.88
    14,100  UNIONBANCAL CORPORATION             1,515,750.00
     6,800  UNITED BANKSHARES W VA                324,700.00
     2,000  USBANCORP INC PA                      146,000.00
     6,400  UST CORP                              177,600.00
    13,891  VALLEY NATL BANCORP                   546,089.94
    35,892  WACHOVIA CORP                       2,911,738.50
    27,150  WASHINGTON MUTUAL INC               1,732,509.38
     9,933  WELLS FARGO & CO                    3,371,632.69
     4,800  WESBANCO INC.                         144,000.00
     9,450  WESTCORP INC                          159,468.75
    11,700  WILMINGTON TRUST CORP                 729,787.50

                FINANCE COMPANIES
     6,500  ADVANTA CORP                          170,625.00
     6,750  AMCOR FINL INC                        169,593.75
    50,200  AMERICAN EXPRESS CO                 4,480,350.00
     8,200  ARCADIA FINANCIAL LTD                  60,987.50
     1,814  ASTORIA FINANCIAL CORP                101,130.50
     5,800  BENEFICIAL CORP                       482,125.00
     1,694  BT FINL CORP                           86,394.00
    21,400  CAPITAL ONE FIN CORP                1,159,612.50
     5,600  CNA SURETY CORP                        86,450.00
    17,100  CREDIT ACCEP CORP MICH                132,525.00
    77,200  FED HOME LN MTG CORP                3,237,613.60
   115,100  FEDERAL NATL MTGE ASSN              6,567,951.30
    19,600  FINOVA GROUP, INC                     973,884.80
     2,500  FIRST MERCHANTS ACCEP                      25.00
    17,300  GREEN TREE FINL CORP                  453,052.40
    10,400  HOUSEHOLD INTL CORP                 1,326,650.00
       200  IMC MORTGAGE COMPANY                    2,375.00
     3,800  INSO CORPORATION                       43,937.50
     2,600  ITT EDUCATIONAL SERVICES               58,012.50
     7,986  KEYSTONE FINL INC                     321,436.50
     3,500  LAB HOLDINGS INC                       81,375.00
    13,050  LIBERTY FINANCIAL CO INC              492,637.50
     1,666  MEGO MORTGAGE CORP                      6,768.13
    64,900  MERCURY FINANCE CO.                    40,562.50
    19,100  MONEY STORE INC                       401,100.00
    61,200  MORGAN ST DE WTR DISC               3,618,450.00
    15,700  PHOENIX DUFF & PHELPS                 125,600.00
     3,700  PMC CAP INC                            53,881.25
    35,900  PNC FINANCIAL                       2,048,543.75
     5,618  RESOURCE BANCSHARES MTG                91,635.47
     2,000  STUDENT LN CORP                        98,750.00
    21,750  SUNAMERICA                            929,812.50
    10,500  UNITED COS FINCL CORP                 162,750.00
     1,100  WEBSTER FINL CRP WATRBURY              73,150.00

                HOLDING COMPANY
    20,200  AMERICAN FINANCIAL GROUP              814,322.60
     6,300  AMPAL AMER ISRAELI CL A                32,287.50
     2,200  EASTERN ENTERPRISES                    99,000.00
    15,300  GOLDEN STATE BANCORP                  571,837.50
     1,600  GRYPHON HOLDING INC                    26,800.00
     4,500  ML BANCORP INC                        135,000.00
     6,500  PEC ISRAEL ECONOMIC CORP              140,562.50
    42,400  RELIANCE GROUP HOLDINGS               598,900.00
   107,700  RJR NABISCO HLDGS CORP              4,038,750.00
    18,400  SOTHEBY'S HLDS INC CL A               340,400.00
     1,700  ST FRANCIS CAPITAL CORP                85,850.00
     5,900  TEJON RANCH CO.                       143,443.75
    30,300  U S INDUSTRIES INC                    912,787.50
    34,000  VALHI INC                             320,875.00
     9,800  ZEIGLER COAL HLDG CO                  159,862.50

                FIRE AND CASUALTY INSURANCE
     5,600  ACCEPTANCE INS COS INC                135,450.00
     4,600  BALDWIN & LYONS INC CL B              110,975.00
    10,500  BERKLEY (WR) CORP                     460,687.50
    18,400  CHUBB CORP                          1,391,500.00
     3,100  FUND AMER COS INC                     375,100.00
    10,700  GAINSCO INC                            90,950.00
     8,900  GENERAL RE CORP                     1,886,800.00
     2,200  MARKEL CORP.                          343,475.00
    12,720  MEDICAL ASSURANCE INC                 357,750.00
     2,050  MFC BANCORP LTD                        23,318.75
     2,500  NAVIGATORS GROUP INC                   46,406.25
    13,300  SAFECO CORP                           648,375.00
     4,950  STATE AUTO FINL CORP.                 159,637.50
     4,200  UNITED FIRE & GAS CO                  185,850.00

                INSURANCE
    16,152  AETNA INC                           1,139,725.50
    46,100  AFLAC INC                           2,356,862.50
    15,300  ALFA CORP                             263,925.00
     2,700  ALLEGHANY CORP. NEW                   768,825.00
    18,796  ALLMERICA FINANCIAL CORP              938,625.25
    47,900  ALLSTATE CORP.                      4,352,912.50
    20,800  AMBAC INC                             956,800.00
    16,000  AMERICAN ANNUITY                      352,000.00
     4,500  AMERICAN HERITAGE LIFE IN             162,000.00
    75,900  AMERICAN INTL GROUP                 8,254,125.00
    17,400  AON CORP                            1,020,075.00
     9,100  ARGONAUT INC                          308,262.50
       650  BERKSHIRE HATHAWAY                 29,900,000.00
     3,800  BLANCH E W HLDGS INC                  130,862.50
     8,000  CIGNA CORP                          1,384,500.00
    13,500  CITIZENS CORP                         388,125.00
     6,100  CITIZENS INC                           39,650.00
     3,700  CNA FINANCIAL CORP                    472,675.00
    14,300  COMMERCE GROUP                        466,537.50
    32,100  CRAWFORD & CO                         656,043.75
     4,700  DANIELSON HLDG CORP                    34,075.00
     2,958  DELPHI FINL GRP CL A                  133,110.00
     2,000  EMC INSURANCE GROUP                    26,500.00
    18,600  EVEREST REINSURANCE HLDGS             767,250.00
     5,000  FBL FINANCIAL GROUP CL A              200,625.00
     9,100  FINANCIAL SECURITY ASSUR              439,075.00
     3,900  FOREMOST CORP OF AM                   272,025.00
       800  GUARANTEE LIFE COS INC                 22,800.00
    10,200  HARLEYSVILLE GROUP INC                244,800.00
    12,400  HARTFORD FINANCIAL SVCS             1,160,175.00
    14,250  HCC INS HLDGS INC                     302,812.50
     4,400  HIGHLANDS INS GROUP INC               124,850.00
    21,000  HORACE MANN EDUCATORS                 597,187.50
     6,700  HSB GROUP INC                         369,756.25
     9,200  JOHN ALDEN FINL CORP                  220,800.00
    21,600  LEUCADIA NATIONAL CORP                745,200.00
     7,400  LIBERTY CORP                          345,950.00
     7,200  LIFE USA HOLDING INC                  121,500.00
    12,300  LOEWS CORP                          1,305,337.50
    18,000  MARSH & MCLENNAN CO.                1,342,125.00
    36,600  MBIA INC.                           2,445,355.80
     2,600  MEADOWBROOK INS GROUP INC              67,762.50
    19,800  MERCURY GEN CORP NEW                1,093,950.00
    10,200  MGIC INVT CORP WIS                    678,300.00
     1,000  MIDLAND CO.                            63,000.00
     3,300  MMI COS INC                            82,912.50
     1,200  NATIONAL WESTN LIFE INS               121,800.00
     3,800  NYMAGIC INC                           104,737.50
    13,500  OHIO CASUALTY CORP                    602,437.50
    31,750  OLD REPUBLIC INTL CORP              1,180,719.00
    13,476  PACIFICARE HEALTH SYS-B               705,805.50
     3,000  POE & BROWN INC                       133,875.00
     8,000  PROGRESSIVE                           959,000.00
    44,368  PROVIDENT COMPANIES INC             1,713,714.00
     8,600  PROVIDIAN FINANCIAL CORP              388,612.50
     4,820  PXRE CORP                             159,963.75
     8,850  REINSURANCE GROUP AMER IN             376,678.13
     4,400  RELIANCE ACCEPT GROUP INC               1,375.00
    55,914  RELIASTAR FINL CORP                 2,302,957.88
     5,500  RISK CAPITAL HOLDING INC              122,375.00
     2,800  RLI CORP                              139,475.00
     9,000  ST PAUL COS INC                       738,567.00
     2,700  STEWART INFO SVCS CORP                 78,300.00
    11,700  THE PMI GROUP INC                     846,056.25
    15,400  TORCHMARK CORP                        647,762.50
     7,000  TRANSAMERICA CORP                     745,500.00
    11,250  TRANSATLNTC HLDGS INC                 804,375.00
   120,553  TRAVELERS INC.                      6,494,792.88
       200  TRIAD GUARANTY INC                      5,800.00
    18,400  TWENTIETH CENTURY INDS                478,400.00
     8,900  UICI INS-LIFE                         310,387.50
    14,700  UNITED STATIONERS INC.                707,437.50
     4,700  UNITED WISCONSIN SERV INC             121,025.00
    39,500  UNITRIN INC.                        2,552,687.50
    15,400  UNUM CORP                             837,375.00
    14,410  USF & G CORP                          317,922.74
     5,200  VESTA INSURANCE GROUP INC             308,750.00
     2,300  WELLCARE MGT GROUP                      4,600.00
     2,600  WESCO FINANCIAL CORP                  780,000.00
    23,000  WESTERN NATIONAL CORP                 681,375.00

                LIFE INSURANCE
    25,695  AMERICAN GENERAL CORP               1,389,135.94
    14,800  AMERICAN NATL INS CO                1,376,400.00
     2,219  AMERUS LIFE HOLDINGS INC               81,822.68
    27,626  CONSECO INC                         1,255,256.38
     7,700  JEFFERSON PILOT CORP                  599,637.50
     2,200  KANSAS CITY LIFE INS CO               217,800.00
    11,200  LINCOLN NATL CORP IND                 875,000.00
    12,500  PRESIDENTIAL LIFE CORP                253,125.00

                MUTUAL FUNDS
    63,200  EQUITABLE COS INC                   3,144,200.00
     4,700  JOHN NUVEEN CO CL A                   164,500.00
    18,900  PRICE ASSOCIATES                    1,188,337.50
    35,000  UNITED ASSET MGMT CORP                855,312.50

                REAL ESTATE
    10,800  CASTLE & COOKE                        182,250.00
    19,200  DANAHER CORP                        1,212,000.00
     2,140  ECHELON INTL CORP                      48,016.25
     3,750  FAIRFIELD COMMUNITIES INC             165,468.75
     1,400  GRIFFIN LAND & NURSERIES               21,175.00
     6,800  INSIGNIA FINL GROUP INC               156,400.00
     3,500  MEGO FINANCIAL CORP CL B               16,187.50
     8,700  PRICE ENTERPRISES INC                 158,775.00
    30,600  ROUSE CO                            1,002,150.00
     2,625  SLH CORPORATION                       147,000.00

                SAVINGS & LOANS
    11,300  AHMANSON H F & CO                     756,393.75
     5,640  ALBANK FINANCIAL CORP                 290,107.50
     6,400  ANCHOR BANCORP WIS INC                232,800.00
       600  BANK PLUS CORP                          7,575.00
     5,200  BAYVIEW CAP CORP CALIF                188,500.00
     2,760  CAROLINA FIRST CORP                    59,340.00
     3,600  CITFED BANCORP INC                    140,400.00
     2,300  COMMONWEALTH BANCORP INC               45,712.50
     2,300  FIRST FINANCIAL HOLDINGS              122,187.50
     1,600  FIRST PALM BEACH BANCORP               69,000.00
     3,800  FSF FINANCIAL CORP                     78,375.00
     6,200  GOLDEN WEST FINL CORP                 606,437.50
     4,700  GREAT FINANCIAL CORP                  239,700.00
    20,000  GREENPOINT FINANCIAL CORP           1,451,260.00
     4,300  HFNC FINANCIAL CORP                    62,350.00
     5,290  IBS FINANCIAL CORP                     93,566.88
     8,000  JEFFERIES GROUP INC                   327,500.00
     4,000  LIFE BANCORP INC                      146,500.00
     3,000  MAF BANCORP INC                       106,125.00
     9,800  NEW YORK BANCORP INC                  388,937.50
     2,100  OCEAN FINANCIAL CORP                   78,225.00
     9,900  PEOPLES HERITAGE FINL                 455,400.00
     3,500  RELIANCE BANCORP INC                  128,187.50
     7,600  T R FINANCIAL CORP                    252,700.00
    17,820  WASHINGTON FEDERAL INC                560,216.25
     5,200  WILEY, JOHN & SON CL A                282,100.00
     7,800  WORLD ACCEP CORP SC NEW                41,925.00

                BROKERAGE
    41,826  BEAR STEARNS COS INC                1,986,735.00
    12,000  COUNTRYWIDE CREDIT INC                514,500.00
    31,500  EDWARDS A G INC                     1,252,125.00
    40,200  FRANKLIN RESOURCES                  3,494,887.50
    38,200  LEHMAN BROS HLDGS INC               1,948,200.00
    35,800  MERRILL LYNCH & CO                  2,611,162.50
    10,200  MORGAN KEEGAN INC                     258,187.50
    46,500  PAINE WEBBER GROUP INC              1,607,156.25
    87,000  SCHWAB CHARLES CORP NEW             3,648,562.50

                MISCELLANEOUS
     2,100  AAMES FINANCIAL CORP.                  27,168.75
     7,400  CITYSCAPE FINANCIAL CORP                3,700.00
    11,600  HEALTHCARE COMPARE CORP               593,050.00
     2,800  ISB FINANCIAL CORP                     83,650.00
     2,700  JAYHAWK ACCEPTANCE CORP                 3,712.50
     6,400  MCDONALD & CO INVESTMENTS             181,600.00
     8,400  PMT SERVICES INC                      116,550.00
    29,500  SLM HOLDING CORP                    4,104,187.50
    18,800  TELLABS INC                           994,050.00
     3,100  TFC ENTERPRISES INC                     2,906.25
     3,500  TRANSMEDIA NETWORK                     18,156.25
     3,600  VERMONT FINL SVCS CORP                 99,900.00

                   TOTAL FINANCIAL           $321,160,518.22

  METALS AND MINING                        0.87%

                ALUMINUM
    18,500  ALUMINUM CO AMER                    1,301,937.50
     2,700  CENTURY ALUMINUM CO                    36,450.00
     3,900  KAISER ALUMINUM CORP                   34,368.75

                MINING
    31,400  FREEPRT COPPER&GOLD CL A              480,812.50
    15,800  HOMESTAKE MNG CO                      140,225.00
    19,000  MAPCO INC                             878,750.00
    17,500  MERIDIAN GOLD INC                      51,406.25
     7,400  MINERALS TECHNOLOGIES INC             336,237.50
     4,100  NEWMONT GOLD CO                       122,231.25
     3,100  PITTSON MINERALS GROUP                 23,250.00

                STEEL
    19,200  AK STEEL HOLDING CORP                 339,600.00
    22,265  ALLEGHENY TELEDYNE                    576,106.88
    11,500  ARMCO, INC.                            56,781.25
    11,700  BETHLEHEM STEEL CORP                  100,912.50
     5,400  CARPENTER TECHNOLOGY CORP             259,537.50
    10,500  CHAPARRAL STL CO.                     162,099.00
     3,800  CLEVELAND CLIFFS INC                  174,087.50
     9,700  GENEVA STL CL A                        20,006.25
       900  GIBRALTAR STEEL CORP                   17,775.00
    16,600  HARSCO CORP                           715,875.00
     5,100  INLAND STEEL INDUS INC                 87,337.50
    14,300  J & L SPECIALTY STEEL INC             143,893.75
    39,500  LTV CORP NEW                          385,125.00
     4,800  LUKENS INC                            137,100.00
     7,600  NATIONAL STL CORP CL B                 87,875.00
     9,200  NUCOR CORP                            444,475.00
     3,700  OLYMPIC STEEL INC                      57,581.25
     8,500  OREGON STEEL MILLS                    181,156.25
     4,500  RELIANCE STEEL & ALUMINUM             133,875.00
     6,900  REPUBLIC ENGINEERED STEEL              15,525.00
     5,200  ROUGE INDUSTRIES INC                   63,050.00
     2,200  SCHNITZER STEEL INDS INC               61,737.50
     4,900  SHILOH INDUSTRIES INC                  93,100.00
    13,900  TERRA INDUSTRIES                      181,568.75
     4,500  TRIMAS CORP                           154,687.50
    17,600  WEIRTON STL CORP                       47,300.00
     9,800  WORTHINGTON INDS INC                  161,700.00

                OTHER METALS
     4,600  ASARCO INC                            103,212.50
     8,700  BARNES GROUP INC.                     197,925.00
    24,200  BATTLE MOUNTAIN GOLD CL A             142,175.00
     5,300  BRUSH WELLMAN INC                     129,850.00
     3,700  CHASE INDUSTRIES INC                   94,350.00
     5,800  CITATION CORP                          94,250.00
     3,500  EASCO INC                              46,375.00
    21,000  FREEPORT-MCMORAN COPPER-B             330,750.00
     8,700  KENNAMETAL INC                        450,768.75
    15,806  NEWMONT MNG CORP                      464,301.25
    15,600  NEWPARK RESOURCES INC NEW             273,000.00
     5,300  NN BALL & ROLLER INC                   47,037.50
     6,900  PHELPS DODGE CORP                     429,525.00
     8,000  REYNOLDS METALS CO                    480,000.00
    12,900  WYMAN-GORDON CO                       253,162.50

                PRECIOUS GEMS
       600  MARKS BROS JEWELERS                     9,900.00

                MINERALS
    19,000  AMAX GOLD INC                          43,937.50
     9,800  CYPRUS AMAX MINERALS CO               150,675.00
     1,800  SOLV EX CORP                            2,700.00

                COAL
     3,700  ARCH COAL INC                         101,287.50
     1,000  NACCO INDUS INC CL A                  107,187.50

                FOREST PRODUCTS
     4,228  DELTIC TIMBER CORP                    115,741.50
    46,600  JOHNS MANVILLE CORP                   468,912.50

                MISCELLANEOUS
     2,805  VARLEN CORP                            68,766.33

           TOTAL METALS AND MINING            $12,871,327.46

  COLLECTIBLES & PRECIOUS MATERIALS        0.03%

                JEWELRY
    11,300  TIFFANY & CO                          407,506.25


    15,500  TOPPS CO                               34,390.63

TOTAL COLLECTIBLES & PRECIOUS MATERIALS          $441,896.88

  OIL-ENERGY                               5.89%

                OIL & GAS PRODUCERS
    10,000  AMERADA HESS CORP                     548,750.00
    54,100  AMOCO CORP                          4,605,262.50
    26,100  ANADARKO PETE CORP                  1,583,943.75
    35,500  APACHE CORP                         1,244,718.75
     4,700  AQUILA GAS PIPELINE CORP               60,512.50
     7,700  BERRY PETE CO                         134,268.75
    12,600  BJ SVCS CO COM                        906,412.50
     7,600  BROWN TOM INC NEW                     146,300.00
     2,400  CARBO CERAMICS INC                     76,800.00
    18,900  CHESAPEAKE ENERGY CORP                142,931.25
     2,600  CMS ENERGY CORP CLASS G                70,525.00
    11,100  COASTAL CORP                          687,511.80
     4,300  COMSTOCK RESOURCES INC                 51,331.25
    10,946  EEX CORP                               99,198.13
    25,600  FALCON DRILLING CO INC                897,600.00
     1,580  FORCENERGY INC                         41,376.25
     6,300  FOREST OIL CORP                       103,950.00
    27,600  GLOBAL INDS LTD                       469,200.00
     2,266  H S RESOURCES INC                      31,299.13
     2,700  HELMERICH & PAYNE INC.                183,262.50
     2,500  HONDO OIL & GAS CO                     16,250.00
     4,900  HUGOTON ENERGY CORP                    45,018.75
     6,800  J RAY MCDERMOTT S A                   292,400.00
    10,200  KELLEY OIL & GAS CORP                  22,312.50
    10,300  LOUIS DREYFUS NAT GAS CRP             192,481.25
    16,200  MARINE DRILLING COS INC               336,150.00
    11,296  MERIDIAN RESOURCE CORP                108,018.00
    30,300  MITCHELL ENGY & DEV CL B              882,487.50
    28,600  NABORS INDS INC                       899,112.50
    36,400  NGC CORPORATION                       637,000.00
    17,500  NOBLE AFFILIATES INC                  616,875.00
    10,700  NOEL GROUP INC                         36,781.25
     3,400  NUEVO ENERGY                          138,550.00
    34,100  OCCIDENTAL PETROLEUM                  999,556.25
     4,000  PENN VA CORP                          118,000.00
    11,800  PIONEER NATURAL RESOURCES             341,462.50
     2,800  PROVIDENCE ENERGY CORP                 61,075.00
    13,400  QUESTAR CORP                          597,975.00
    20,200  READING & BATES NEW                   845,875.00
     9,600  SANTA FE ENERGY RES INC               108,000.00
    28,108  SEAGULL ENERGY CORP                   579,727.50
     5,843  SEMCO ENERGY INC                      105,904.38
     3,400  STONE ENERGY CORP                     113,900.00
       910  TATHAM OFFSHORE INC                     2,843.75
     7,900  TEEKAY SHIPPING CORP                  265,143.75
     9,200  TESORO PETE CORP                      142,600.00
    43,359  TOSCO CORP COM NEW                  1,639,512.19
    27,800  TRANSTEXAS GAS CORP                   411,787.50
    13,800  TRITON ENERGY LTD-CLASS A             402,787.50
    26,292  ULTRAMAR DIAMOND SHAMROCK             838,057.50
    32,679  UNION PACIFIC RESOURCES               792,465.75
    33,000  UNION TEX PETRO HLDG INC              686,829.00
     5,600  UNIT CORP                              53,900.00
     4,000  USX-DELHI GROUP                        82,000.00
    30,800  USX-MARTHON GROUP COM NEW           1,039,500.00
     8,900  USX-US STEEL GROUP                    278,125.00
    14,400  VALERO ENERGY CORP(NEW)               452,700.00
    20,600  VARCO INTL INC                        441,612.50
     6,000  VASTAR RES INC                        214,500.00
     7,400  WAINOCO OIL CORP                       58,737.50
    15,000  WESTERN GAS RESOURCES                 331,875.00
    31,200  WHLBRTR TECH INC PAR .01              501,150.00
     4,820  XCL LTD                                20,183.75
    11,600  ZAPATA CORP NEW                        78,300.00

                NATURAL RESOURCES
    18,800  DRESSER INDUS INC                     788,425.00
     5,300  KERR MCGEE CORP                       335,556.25
    33,300  MIDAMERICAN ENERGY HLD                732,600.00
     6,900  NL INDUSTRIES COM NEW                  94,012.50
     5,600  OCEAN ENERGY INC                      276,150.00
     2,900  ONEOK INC                             117,087.50
     8,300  PETROLEUM HEAT & PWR CLA               19,193.75
    13,100  SMITH INTL INC                        804,012.50
     3,700  TRIGEN ENERGY CORP                     73,075.00
    33,000  WILLIAMS COS INC-DEL                  936,375.00

                OIL EQUIPMENT, WELLS & SVCS
     8,200  ASHLAND, INC.                         440,237.50
    19,492  BAKER HUGHES INC                      850,338.50
    46,924  ENSCO INTERNATIONAL INC             1,571,954.00
    10,400  EVI INCORPORATED                      538,200.00
     4,100  GETTY REALTY CORPORATION               90,712.50
     4,400  GIANT INDS INC                         83,600.00
    55,500  GLOBAL MARINE NEW                   1,359,750.00
    27,400  HALLIBURTON CO                      1,423,087.50
     4,200  LOMAK PETE INC                         68,250.00
     4,400  LUFKIN INDUST.                        157,300.00
     6,200  MATRIX SVC CO.                         56,962.50
     4,100  NUI CORP                              117,618.75
    24,300  PARKER DRILLING CO                    296,156.25
     9,200  ROWAN COS INC                         280,600.00
     8,800  RPC ENERGY SVCS INC                   103,950.00
     1,300  SEACOR HOLDINGS INC                    78,325.00
    20,400  TIDEWATER INC                       1,124,550.00
    22,600  TRANSOCEAN OFFSHORE INC             1,089,048.80
     4,600  VERITAS DGC INC                       181,700.00
    17,200  WEATHERFORD ENTERRA INC               752,500.00
     5,600  WESTERN ATLAS INC                     414,400.00

                OIL - DOMESTIC
    19,142  BURLINGTON RESOURCES INC              857,810.45
     1,700  CROWN CENT PETE CL A                   37,187.50
    13,481  EL PASO NAT GAS CO.                   896,486.50
    56,200  ENRON OIL & GAS CO                  1,190,737.50
     1,600  FINA IN CL A                          102,400.00
     3,000  HOLLY CORP                             82,875.00
     7,600  LONE STAR TECHNOLOGY INC              215,650.00
     4,900  PENNZOIL CO                           327,381.25
    27,900  PHILLIPS PETE CO                    1,356,637.50
    11,900  QUAKER STATE CORP                     169,575.00
     9,100  SONAT INC                             416,325.00
     6,450  TEJAS GAS CORP DEL                    395,062.50
    26,200  UNOCAL CORP                         1,016,887.50

                OIL - INTERNATIONAL
    35,200  ATLANTIC RICHFIELD CO               2,820,400.00
    68,800  CHEVRON CORP                        5,297,600.00
   261,800  EXXON CORP.                        16,019,018.40
    84,800  MOBIL CORP                          6,121,542.40
    14,800  MURPHY OIL CORP                       801,975.00
    11,300  ORYX ENERGY COMPANY                   288,150.00
     8,000  SUN CO INC                            336,500.00
    57,269  TEXACO INC                          3,114,001.88
     7,700  UNIFIRST CORP MASS                    216,081.25

                MISCELLANEOUS
    25,367  FIRSTENERGY CORP                      735,643.00
     4,100  GETTY PETRO MARKETING INC              21,781.25

                  TOTAL OIL-ENERGY            $87,008,114.81

  RETAIL                                   4.11%

                DEPARTMENT STORES
     2,000  ALEXANDERS INC                        181,625.00
       900  BON-TON STORES INC                     13,500.00
    11,400  CALDOR CORP.                            3,534.00
    31,082  CVS CORP                            1,991,190.63
    22,800  DAYTON HUDSON CORP                  1,539,000.00
    12,000  DILLARDS INC /CL A                    423,000.00
     9,900  DOLLAR TREE STORES INC                409,612.50
    22,400  FEDERATED DEPT STORES INC             964,600.00
    20,000  FRED MEYER INC                        727,500.00
     2,600  HILLS STORES CO NEW                     8,287.50
    51,200  K MART                                592,000.00
    24,400  KOHLS CORP                          1,662,250.00
    27,000  MAY DEPT STORES CO                  1,422,562.50
     4,000  MERCANTILE STORES                     243,500.00
    11,300  NEIMAN-MARCUS GROUP                   341,825.00
    33,447  PENNEY JC INC                       2,017,288.91
     4,000  RENTERS CHOICE INC                     82,000.00
    41,400  SEARS ROEBUCK & CO                  1,873,350.00
    14,000  WOOLWORTH CORP                        285,250.00

                GROCERY
    26,400  ALBERTSON'S INC                     1,250,700.00
    30,800  AMERICAN STORES CO                    633,325.00
    23,700  BRUNOS INC NEW                         34,809.38
   262,100  FOOD LION CLASS A                   2,211,468.75
     6,400  GIANT FOOD INC                        215,600.00
     4,100  GREAT ATLANTIC & PAC TEA              121,718.75
    14,000  HANNAFORD BROS. CO                    608,125.00
    26,600  KROGER CO                             982,537.50
     4,000  PENN TRAFFIC CO NEW                    33,000.00
     5,400  QUALITY FOOD CENTERS INC              361,800.00
    15,400  RUDDICK CORP                          268,537.50
   109,362  SAFEWAY INC                         6,917,146.50
   137,400  SOUTHLAND CORP                        291,975.00
    19,100  WEIS MKTS INC                         668,500.00
    15,900  WINN-DIXIE STORES INC                 694,631.25

                OTHER RETAIL
    22,467  ACCUSTAFF INC                         516,741.00
     6,300  AVATEX CORPORATION                     11,812.50
    14,300  BEST BUY INC.                         527,312.50
    10,800  BJ'S WHOLESALE CLUB INC               338,850.00
     5,700  CARR-GOTTSTEIN FOODS CO                28,143.75
    10,300  CIRCUIT CITY STORES                   366,293.75
    27,500  CONSOLIDATED STORES CORP            1,208,295.00
    32,085  CORPORATE EXPRESS INC                 413,094.38
    20,700  COSTCO COMPANIES INC                  923,737.50
     1,000  DART GROUP CORP.                      116,000.00
    37,460  DOLLAR GENERAL                      1,357,925.00
     3,100  EZCORP INC CL A NON-VTG                36,037.50
    28,050  FAMILY DOLLAR STORES                  822,215.63
    15,400  FINGERHUT COS INC                     329,175.00
    18,000  FORTUNE BRANDS INC                    667,125.00
     4,900  GOOD GUYS INC.                         37,362.50
    13,650  HASBRO INC                            429,975.00
    13,000  HOLLYWOOD ENTERTAINMENT               138,125.00
    13,800  IDEX CORP                             481,275.00
    11,400  INTELLIGENT ELEC INC                   63,412.50
     4,400  LONGS DRUG STORES CORP                141,350.00
     8,300  MAC FRUGALS BARGINS CLOSE             341,337.50
    31,100  MATTEL INC                          1,158,475.00
     6,700  PEP BOYS-MAN, MO, JACK                159,962.50
     3,650  PETCO ANIMAL SUPPLIES                  87,600.00
    13,500  RITE AID CORP                         792,281.25
    33,000  SERVICE MERCHANDISE CO                 70,125.00
     8,200  SODAK GAMING INC                       52,275.00
     6,300  SUN TV & APPLIANCES INC                12,600.00
     6,000  SUPERVALUE INC                        251,250.00
     6,600  SYMS CORP.                             78,375.00
    12,600  TANDY CORP                            485,887.50
     5,600  TOY BIZ INC                            43,400.00
    34,078  TOYS R US                           1,071,327.13
   243,100  WAL MART STORES INC                 9,587,256.25
    53,000  WALGREEN CO                         1,662,875.00
     6,200  XTRA CORP                             363,475.00

                SPORTING GOODS
     4,200  CONVERSE INC                           25,200.00
     5,900  REEBOK INTL LTD                       169,993.75
     2,100  SPORTMART INC                           4,856.25
     6,000  THE FINISH LINE-CL A                   78,750.00

                APPAREL
     3,400  BLAIR CORP                             58,650.00
     5,200  BUCKLE INC                            178,100.00
    18,600  BURLINGTON COAT WHS                   305,737.50
    20,700  BURLINGTON INDS INC                   285,918.75
    10,900  CHARMING SHOPPES INC                   51,093.75
    15,800  CLAIRES STORES INC                    307,112.50
    16,600  CML GROUP                              54,987.50
     4,800  DONNA KARAN INTL INC                   61,800.00
    46,350  GAP INC                             1,642,528.13
     2,400  GARGOYLES INC                           9,600.00
     6,100  GOODYS FAMILY CLOTHING                165,843.75
     8,700  NORDSTROM INC                         525,262.50
       322  OLICOM A/S WTS   09/09/99               2,817.50
    13,328  PAYLESS SHOESOURCE INC                894,642.00

                MISCELLANEOUS
     3,938  AMERICAN HOMESTAR CORP                 64,977.00
     2,600  CREATIVE COMPUTERS INC                 25,837.50
     2,300  FRIEDMANS INC CL A                     31,337.50
     5,000  GARDEN RIDGE CORP                      71,250.00
    35,400  PETSMART INC                          256,650.00
     3,700  SAFETY 1ST INC                         21,275.00
     5,800  URBAN OUTFITTERS INC                  105,850.00

                      TOTAL RETAIL            $60,648,582.19

  UTILITIES                                8.79%

                ELECTRIC
       500  ACME ELECTRIC CORP                      2,437.50
    49,800  AES CORP                            2,321,925.00
    40,100  ALLEGHENY ENERGY INC                1,303,250.00
    19,800  AMERICAN ELEC PWR INC               1,022,175.00
    17,400  ATLANTIC ENERGY INC                   368,662.50
    15,600  BALTIMORE GAS & ELEC                  531,375.00
     4,800  BLACK HILLS CORP                      169,200.00
    18,100  BOSTON EDISON CO                      685,537.50
    17,300  CALENERGY INC                         497,375.00
    12,800  CAROLINA PWR & LT CO                  543,200.00
    22,600  CENTRAL & SOUTH WEST CORP             611,612.50
     7,300  CENTRAL LOUISIANA EL-NEW              236,337.50
    10,600  CENTRAL MAINE PWR CO                  161,650.00
    16,600  CINERGY CORP                          635,987.50
    12,600  CIPSCO INC                            557,550.00
    30,600  CMS ENERGY CORP                     1,348,312.50
    20,200  CON. EDISON NY INC                    828,200.00
     6,500  CTG RESOURCES INC                     169,406.25
    20,100  DELMARVA PWR & LT CO                  463,556.25
    19,200  DOMINION RES INC-VA                   817,200.00
    77,400  DPL INC                             2,225,250.00
    30,700  DQE INC                             1,078,337.50
    15,300  DTE ENERGY CO                         530,718.75
    38,405  DUKE POWER CO                       2,126,676.88
    46,100  EDISON INTERNATIONAL                1,253,343.75
     8,900  EMPIRE DIST ELEC CO                   174,662.50
    42,700  ENOVA CORPORATION                   1,155,568.75
    21,400  ENTERGY CORP NEW                      640,662.50
    32,100  FLORIDA PROGRESS CORP               1,259,925.00
    19,800  FPL GROUP INC                       1,171,912.50
    13,000  GPU INC                               547,625.00
    10,100  HAWAIIAN ELEC INDUS INC               412,837.50
    29,705  HOUSTON INDS INC                      792,752.19
    12,300  IDAHO PWR CO                          462,787.50
    10,900  IES INDS INC                          401,256.25
    24,900  ILLINOVA CORP                         670,743.75
     7,400  INDIANA ELEC INC                      243,737.50
    18,500  IPALCO ENTERPRISES INC                775,843.75
     4,600  JABIL CIRCUIT INC                     182,850.00
    20,500  KANSAS CTY PWR & LT CO                606,031.25
    25,300  KU ENERGY CORP                        993,025.00
    21,800  LG&E ENERGY CORP                      539,550.00
    10,000  LONG ISLAND BANCORP INC               496,250.00
    44,100  LONG ISLAND LTG CO                  1,328,512.50
     5,900  MADISON GAS & ELECTRIC                135,700.00
    16,900  MDU RESOURCES GROUP INC               534,462.50
    10,600  MINNESOTA PWR & LT CO                 461,762.50
    18,100  MONTANA PWR CO                        575,806.25
    15,800  NEVADA PWR CO                         419,687.50
    34,030  NEW CENTURY ENERGIES INC            1,631,330.14
    21,400  NEW ENGLAND ELEC SYS                  914,850.00
    23,600  NEW YORK ST ELEC & GAS                837,800.00
    15,600  NIAGARA MOHAWK PWR                    163,800.00
    20,200  NIPSCO INDUSTRIES INC                 998,637.50
    42,300  NORTHEAST UTILS                       499,668.75
     7,300  NORTHERN STS PWR CO                   425,225.00
     6,200  NORTHWESTERN PUB SVC                  142,600.00
    13,400  OGE ENERGY CORP                       732,812.50
     4,100  OTTER TAIL POWER CO                   155,287.50
    17,000  P P & L RESOURCES INC                 406,937.50
    31,000  PACIFICORP                            846,687.50
    23,500  PECO ENERGY CO                        569,875.00
    51,777  PG&E CORP                           1,575,962.44
    28,800  PINNACLE WEST CAP CORP              1,220,400.00
    39,200  POTOMAC ELEC PWR CO                 1,011,850.00
    24,100  PUBLIC SVC ENTERPRISE GRP             763,668.75
    13,800  PUBLIC SVC NEW MEXICO                 326,887.50
    20,900  PUGET SOUND PWR & LT CO               630,918.75
    14,500  ROCHESTER GAS & ELEC                  493,000.00
    34,700  SCANA CORP                          1,038,831.25
    15,900  SIG CORP INC                          467,062.50
    71,600  SOUTHERN CO                         1,852,650.00
     5,400  ST. JOSEPH LGT & PWR CO                96,187.50
    38,800  TECO ENERGY                         1,091,250.00
    11,720  TUCSON ELECTRIC POWER CO              212,425.00
    20,700  UNICOM CORPORATION                    636,525.00
     9,500  UNION ELECTRIC CO                     410,875.00
    15,500  UTILICORP UNITED INC                  601,593.75
    19,900  WASHINGTON WTR PWR                    483,818.75
    23,300  WESTERN RES INC                     1,001,900.00
    36,700  WISCONSIN ENERGY CORP               1,055,125.00
    10,100  WPL HOLDING INC                       334,562.50
     6,900  YANKEE ENERGY SYS INC                 184,143.75
     2,500  YORK RESEARCH CORP                     21,093.75

                GAS
    18,400  AGL RESOURCES                         376,050.00
     7,600  BAY STATE GAS CO COMM                 282,150.00
     5,900  COLUMBIA GAS SYS INC                  463,518.75
     7,700  CONSOLIDATED NATL GAS                 465,850.00
    13,100  EQUITABLE RESOURCES                   463,412.50
    16,400  KEYSPAN ENERGY CORP                   603,725.00
     9,000  LACLEDE GAS CO                        252,562.50
    22,200  MCN CORP HLDG CO                      896,325.00
    12,500  NATIONAL FUEL GAS CO NJ               608,593.75
     5,300  NICOR INC                             223,593.75
     2,300  NORTH CAROLINA NTL GAS                 79,925.00
     9,000  PACIFIC ENTERPRISES                   338,625.00
     3,700  PEOPLES ENERGY CORP                   145,687.50
       300  SJW CORP                               18,150.00
     6,400  SOUTH JERSEY INDUSTRIES               194,000.00
     5,599  SOUTHERN UNION CO NEW                 133,676.13
    25,342  TEXAS UTILITIES CO                  1,053,276.88
    13,700  UGI CORP                              401,581.25
    14,400  WASHINGTON GAS LIGHT                  445,500.00
     9,300  WPS RESOURCES CORP                    314,456.25

                TELEPHONE
   170,000  A T & T                            10,423,210.00
     4,200  ACC CORP                              212,100.00
    20,000  ALLTEL CORP                           821,250.00
    59,200  AMERITECH CORP NEW                  4,765,600.00
    78,609  BELL ATLANTIC CORP                  7,153,419.00
   104,800  BELLSOUTH CORP                      5,901,602.40
     9,800  CAI WIRELESS SYS INC                   11,025.00
    19,800  CENTURY TELEPHONE ENTERP              986,297.40
    53,000  CINCINNATI BELL INC                 1,643,000.00
    46,244  ENRON CORP                          1,922,016.25
    54,100  FRONTIER CORP                       1,301,781.25
   102,100  GTE CORP                            5,334,725.00
    16,500  INTERDIGITAL COMM CORP                 50,531.25
    72,500  MCI COMMUNICATIONS                  3,103,906.25
    21,700  SOUTHERN NW ENGL TELECOM            1,091,781.25
    46,000  SPRINT CORP                         2,696,750.00
    46,400  U S WEST INC                        2,093,800.00
    50,000  U S WEST MEDIA GROUP                1,443,750.00
     3,600  UTAH MED PRODS INC.                    24,525.00
   170,613  WORLDCOM INC                        5,161,043.25

                WATER & SEWER
    25,800  AMERICAN WATER WORKS CO               704,662.50
     4,600  CALIFORNIA WTR SVC CO                 271,687.50
     8,244  CULLIGAN WATER TECH INC               414,261.00
     2,900  E TOWN CORP                           116,543.75

                WASTE DESPOSAL
    11,100  ALLIED WASTE INDS INC                 258,768.75
    24,100  AMER WASTE SVCS CL A                   39,162.50
    22,900  BROWNING FERRIS IND                   847,300.00
    10,100  ENVIROTEST SYS CORP CL A               68,175.00
     2,100  GTS DURATEX INC                        28,350.00
    12,500  LAIDLAW ENVIROMENTAL SVCS              60,937.50
     2,600  SUPERIOR SERVICES INC                  75,075.00
    23,300  UNITED STATES FILTER CORP             697,543.75
    42,055  USA WASTE SERVICES INC              1,650,658.75
    52,287  WASTE MANAGEMENT INC                1,437,892.50

                   TOTAL UTILITIES           $129,883,262.71

  MISCELLANEOUS                           10.25%

                BROADCAST/COMMUNICATIONS
     4,400  AMERICAN PAGING, INC                    9,350.00
     6,100  ARCH COMMUNICATIONS GROUP              31,262.50
    45,520  ASCEND COMMUNICATIONS INC           1,115,240.00
     2,700  ATLANTIC TELE-NETWORK INC              29,362.50
     4,400  BET HLDGS INC CLA A                   240,350.00
    11,800  BHC COMMUNICATIONS INC              1,536,950.00
     3,800  CANWEST GLOBAL COMM                    68,400.00
   103,407  CBS CORP                            3,044,043.56
     5,900  CENTENNIAL CELLULAR CORP              120,950.00
    11,800  CENTRY COMM CL A                      115,050.00
    10,800  CLEAR CHANNEL COMM INC                857,925.00
    55,228  COMCAST CORP CL A SPL               1,743,133.75
     2,500  COX RADIO INC CLASS A                 100,625.00
    70,500  DISNEY WALT CO                      6,983,906.25
    12,771  HARTE-HANKS COMM INC                  474,123.38
    15,024  HSN INC                               773,736.00
     3,800  INACOM CORP                           106,637.50
     9,600  INTER TEL                             186,000.00
     7,600  JACOR COMMUNICATIONS-WTS               46,550.00
     3,500  JONES INTERCABLE INC.                  59,500.00
     4,700  METRICOM INC                           45,237.50
     7,070  METROCALL INC                          34,908.13
    12,000  NATIONAL INSTRUMENTS                  348,000.00
     4,200  NUMEREX CORP                           26,250.00
     4,000  ORTEL CORP                             63,000.00
    21,600  PAIRGAIN TECHNOLOGIES                 418,500.00
     8,700  PAXSON COMMUNICATIONS                  64,162.50
     3,600  PEOPLES CHOICE TV CORP                  6,412.50
     5,200  PLANTRONICS INC NEW                   208,000.00
     8,300  PLAYBOY ENTERPRISES CL B              130,206.25
    20,400  SCRIPPS CO (EW)-CL A                  988,125.00
     2,300  SFX BROADCASTING INC CL A             184,575.00
     7,500  SPELLING ENTERTAINMENT                 52,500.00
     6,940  TCI SATELLITE INT CL-A                 47,712.50
    80,700  TELE COMM LIBERTY MEDIA             2,925,375.00
    58,486  TELE COMM. INC CL A                 1,633,952.63
     8,600  TELULAR CORP                           20,962.50
     6,500  TENNANT CORP                          236,437.50
     7,900  UNITED INTL HLDGS CLASS A              90,850.00
    38,700  VIACOM INC                          1,581,862.50
    38,300  VIACOM INC CL B NON VTG             1,587,056.25
     2,400  XPEDITE SYSTEMS INC                    73,200.00

                BUSINESS SERVICES
    58,400  ADAPTEC INC                         2,168,100.00
     1,600  ALTERNATIVE RESOURCES CRP              36,900.00
     4,900  AMRE INC                                    4.90
    18,900  APOLLO GROUP INC CL A                 893,025.00
     2,700  APPLIX INC                             14,175.00
    19,500  BAY NETWORKS INC                      498,468.75
     3,700  BERLITZ INTL - NEW                     96,200.00
    11,100  BLOCK H&R INC                         497,418.75
     2,300  BRC HOLDINGS INC                       87,975.00
    15,900  CAMBRIDGE TECHNOLOGY PART             661,837.50
    91,441  CENDANT CORP                        3,143,299.50
     3,100  CHECKFREE HLDGS CORP                   83,700.00
       500  CHILDRENS DISCOVERY CTRS                4,875.00
     1,970  CHOICEPOINT INC                        94,067.50
     6,100  CONCENTRA MANAGED CARE                205,875.00
    20,550  CONCORD EFS INC                       511,181.25
     6,825  CORESTAFF INC                         180,862.50
    27,100  DIAL CORPORATION (NEW)                564,018.75
    14,700  DUN & BRADSTREET                      454,781.25
     6,900  ECOLAB INC                            382,518.75
     2,600  EDUCATION ALTERNATIVES                 11,537.50
     6,200  EGGHEAD INC/WA                         40,300.00
    19,700  EQUIFAX INC                           698,128.60
     3,450  EQUITY CORP INTL                       79,781.25
    16,823  FISERV INC                            826,429.88
     2,700  GRC INTERNATIONAL INC COM              16,537.50
     3,100  IN FOCUS SYSTEMS INC                   94,162.50
       833  INTEGRATED SYS CONS GROUP               9,267.13
     7,000  INTEGRATED SYS INC                     96,250.00
     1,760  INTERIM SERVICES INC                   45,540.00
    12,900  INTERPUBLIC GROUP COS                 642,581.25
     5,500  INVESTMENT TECHNOLOGY GRP             154,000.00
     3,000  JDA SOFTWARE GROUP INC                105,000.00
    12,600  KELLY SERVICES INC CL A               378,000.00
     4,700  LABONE INC                             82,543.75
     4,050  LABOR READY INC                        77,962.50
     3,100  LAWYERS TITLE CORP                     97,456.25
     4,500  LEAP GROUP INC                          6,468.75
       800  LEASING SOLUTIONS INC                  19,100.00
    27,100  MANPOWER INC WIS                      955,275.00
    23,700  MEDAPHIS CORP                         154,050.00
    13,400  METROMEDIA INTL GROUP                 127,300.00
    16,300  NATIONAL PROCESSING INC               160,962.50
    16,300  OGDEN CORP                            459,456.25
    26,000  OLSTEN CORP                           390,000.00
     8,900  OPEN MKT INC                           85,662.50
    38,400  PAGING NETWORK INC                    412,800.00
    35,550  PAYCHEX INC                         1,799,718.75
     2,700  PERSONNEL GROUP AMER INC               89,100.00
     1,900  PHYMATRIX CORP                         29,925.00
    15,500  PHYSICIAN COMPUTER NETWK               62,000.00
     5,400  PINKERTONS INC. NEW                   126,900.00
     2,700  PRE PAID LEGAL SVCS INC                92,306.25
     2,000  PROFIT RECOVERY GROUP INT              35,500.00
     1,100  PROTECTION ONE INC                     12,443.75
     9,200  QUARTERDECK OFFICE SYS                 14,950.00
       300  RED BRICK SYSTEMS INC                   2,100.00
    30,900  ROBERT HALF INTL INC.               1,236,000.00
    11,800  ROLLINS INC                           239,687.50
       200  ROMAC INTERNATIONAL INC                 4,887.50
       800  RURAL / METRO CORP                     26,700.00
     1,596  SNYDER COMMUNICATIONS INC              58,254.00
     2,700  SPS TRANSACTION SVCS INC               60,918.75
     7,248  STERLING COMMERCE, INC                278,595.00
    38,800  SUN MICROSYSTEMS                    1,547,150.00
     6,150  SYLVAN LEARNING SYS INC               239,850.00
     3,300  UNITOG CO NEW                          73,425.00
     2,100  VERSANT OBJECT TECHNOLOGY              29,006.25
    27,300  VIAD CORP                             527,231.25

                FOOD SERVICE
    15,000  APPLE SOUTH INC                       196,875.00
    14,100  BOB EVANS FARMS                       311,962.50
    21,700  BOSTON CHICKEN INC                    139,693.75
    20,600  BRINKER INTL                          329,600.00
    10,414  BUFFETS INC                            97,631.25
    15,600  CPC INTL INC                        1,684,800.00
    20,000  CRACKER BARREL CTRY STORE             667,500.00
    17,000  DARDEN RESTAURANTS INC                212,500.00
     5,400  DAVE & BUSTER'S INC                   121,500.00
    19,900  DOLE FOOD COMPANY                     910,425.00
     6,000  INTERNATL MULTIFOODS                  169,875.00
     7,500  INTL DAIRY QUEEN INC CL A             200,859.38
     2,100  INTL DAIRY QUEEN INC CL B              55,650.00
    13,400  LONE STAR STEAKHOUSE                  234,500.00
     2,600  LUBYS CAFETERIAS INC                   45,662.50
    26,900  MCCORMICK & CO                        753,200.00
    73,300  MCDONALDS CORP                      3,500,075.00
     3,800  MORRISON HEALTH CARE INC               76,000.00
     2,850  MORRISON RESTAURANTS INC                7,303.13
    17,100  NPC INTERNATIONAL                     207,337.50
    15,900  OUTBACK STEAKHOUSE INC                457,125.00
     2,800  QUALITY DINING INC                     11,112.50
     5,500  ROCK BOTTOM RESTAURANTS                34,718.75
     3,700  RUBY TUESDAY INC                       95,275.00
     5,400  RYANS FAMILY STEAK HOUSE               46,237.50
     3,457  SAVANNAH FOODS & IND INC               70,004.25
     5,200  SHONEY'S INC                           16,575.00
    19,600  SIZZLER INTL INC                       52,675.00
    16,580  TRICON GLOBAL RESTRAUNTS              481,856.25
    72,000  TYSON FOODS INC CL A                1,476,000.00
    13,800  WENDYS INTL INC                       332,069.40

                FOREIGN
     3,400  AMERIN CORP                            95,200.00
       100  ARBOR SOFTWARE                          4,050.00
    17,836  ING GROEP NV-SPONS ADR                754,685.75
       675  TODAYS MAN INC                          2,109.38

                HOTEL & MOTEL
     8,700  BRISTOL HOTEL CO                      252,843.75
    18,700  CHOICE HOTELS INTL INC                299,200.00
    34,400  CIRCUS CIRCUS ENTPR                   705,200.00
    10,554  EXTENDED STAY AMERICA INC             131,265.38
     1,493  GREATE BAY CASINO CORP                  1,866.25
       500  HAMMONS JOHN Q HOTELS                   4,500.00
     3,200  HARVEYS CASINO RESORTS                 66,400.00
    26,500  HILTON HOTELS CORP                    788,375.00
     8,900  HOLLYWOOD CASINO CRP CL A              16,409.38
    70,500  HOST MARRIOTT CORP                  1,383,562.50
    14,100  HOST MARRIOTT SERVICES                209,737.50
     7,900  INTERSTATE HOTELS CO                  276,993.75
    12,600  ITT CORP NEW                        1,044,225.00
    29,850  LA QUINTA MTR INNS                    576,478.13
    13,400  MARRIOTT INTL INC.                    927,950.00
    21,000  MIRAGE RESORTS INC                    477,750.00
     8,775  PAPA JOHNS INTL INC                   306,028.13
    11,600  PRIMADONNA RESORTS INC                193,575.00
    22,969  PROMUS HOTEL CORP HLDG CO             964,698.00
     6,800  RED ROOF INNS INC                     104,125.00
     7,700  RIO HOTEL & CASINO                    161,700.00
     6,700  S BARRO INC                           176,293.75
     3,000  SHOLODGE INC                           47,250.00
     2,000  SUBURBAN LODGES OF AMERIC              26,625.00
       432  SUN INTERNATIONAL HOTELS               16,254.00
     6,233  SUNBURST HOSPITALITY CORP              61,554.16
     7,600  TRUMP HOTELS & CASINO                  50,825.00
     4,100  UNO RESTAURANT CORP                    28,187.50

                HOUSING
     2,400  BEAZER HOMES USA INC                   47,850.00
     4,100  KAUFMAN & BROAD HOME CORP              91,993.75
    16,100  LENNAR CORP                           347,156.25
     9,400  MCGRATH RENTCORP                      230,300.00
     3,500  PALM HARBOR HOMES INC                  98,875.00
     2,600  PULTE CORP                            108,712.50
     6,000  WEST CO INC                           178,500.00

                MED SERV & SUPPLIES
     4,400  AKSYS LTD                              25,300.00
     2,300  APOGEE INC                              5,750.00
     7,700  ARTERIAL VASCULAR ENG.                500,500.00
     4,700  ATL ULTRASOUND INC                    216,200.00
     4,950  BEC GROUP INC                          29,390.63
     9,500  BECKMAN INSTRS INC NEW                380,000.00
     2,550  BIO RAD LABS INC. CL A                 66,618.75
    12,200  BIOMET INC                            312,625.00
    19,038  BOSTON SCIENTIFIC                     873,368.25
    56,200  CHIRON CORP                           955,400.00
     4,300  CNS INC                                28,756.25
     3,400  CONMED CORP                            89,250.00
     6,075  COVANCE INCORPORATED                  120,740.63
     9,900  CRYOMEDICAL SCIENCES INC.               1,856.25
    13,900  CYTOGEN CORP                           22,587.50
     5,300  EMPI INC                              104,675.00
     4,400  EPITOPE INC.                           22,000.00
    37,620  FOUNDATION HEALTH SYS /A              841,747.50
     3,723  FPA MEDICAL MGT INC                    69,340.88
    22,800  GENZYME CORP-GENL DIV                 632,700.00
       684  GENZYME CORP-TISSUE REPR                4,702.50
    13,300  HAEMONETICS CORP                      186,200.00
     5,800  HEALTH MGMT SYSTEMS INC                34,437.50
     5,981  HEALTHPLAN SERVICES CORP              125,601.00
   123,562  HEALTHSOUTH CORPORATION             3,428,845.50
     3,000  HEARTPORT INC                          61,125.00
     2,425  HENRY SCHEIN INC                       84,875.00
    26,700  HILLENBRAND INDUS INC               1,366,706.25
    15,150  HLTH CARE & RETIRMNT CORP             609,787.50
     6,900  HUMAN GENOME SCIENCES                 274,275.00
    17,000  HUMANA INC                            352,750.00
     4,300  IDEC PHARMACEUTICALS CORP             147,812.50
     6,800  INTERMEDIA COMMUNICATIONS             413,100.00
    10,100  ISOLYSER INC                           23,671.88
    39,900  IVAX CORP                             269,325.00
    40,700  LABORATORY CORP AMER HLDG              68,681.25
     5,700  LANDAUER INC.                         159,600.00
     3,750  LIFE TECH INC.                        124,687.50
     3,000  LIFECORE BIOMEDICAL INC                65,625.00
     3,000  LUNAR CORP.                            61,500.00
     6,600  MANOR CARE INC                        231,000.00
     5,800  MARQUETTE MED SYS-CL A                154,425.00
    15,200  MATRIA HEALTHCARE INC                  85,500.00
     6,300  MAXICARE HEALTH PLANS                  68,512.50
     2,400  MAXXIM MEDICAL INC                     52,200.00
     2,000  MEDICAL RESOURCES INC                  18,750.00
    19,903  MEDPARTNERS INC                       445,329.63
    51,400  MEDTRONIC INC                       2,688,862.50
    10,400  NABI INC                               35,425.00
     2,600  NCS HEALTHCARE INC                     68,575.00
     4,100  NEUREX CORP                            56,887.50
    10,000  NEUROMEDICAL SYSTEMS INC               28,125.00
    20,700  NOVACARE INC                          270,393.75
     7,500  ORGANOGENESIS INC                     197,812.50
     8,000  ORTHOLOGIC CORP                        44,500.00
     7,000  PALOMAR MEDICAL TECHNOLOG               6,125.00
     6,600  PARACELSUS HEALTH CORP                 22,275.00
     3,932  PHARMACEUTICAL PROD DEV                60,454.50
    11,483  QUEST DIAGNOSTICS INC                 193,775.63
    27,000  QUORUM HEALTH GROUP INC               705,375.00
     2,500  SABRATEX CORP                          71,875.00
    23,300  SCIOS INC                             233,000.00
     3,450  SEROLOGICALS CORP                      89,700.00
       200  SERVICE EXPERTS INC                     5,725.00
    12,350  ST. JUDE MED INC.                     376,675.00
    32,000  STRYKER CORP                        1,192,000.00
    17,700  SUN HEALTHCARE GROUP INC              342,937.50
     6,800  TECHNE CORP                           119,000.00
       640  THERMEDICS DETECTION INC                6,560.00
     7,000  THERMO INSTR SYS INC COM              241,062.50
     3,500  THERMOTREX CORP                        77,437.50
     6,200  TRANSCEND SERVICES INC                 15,306.25
     4,200  TRANSITION SYSTEMS INCS                92,925.00
    23,300  VENCOR INC                            569,393.75
     1,200  VITALINK PHARMACY SERVICE              28,950.00
     4,735  WELLPOINT HEALTH NETWORKS             200,053.75
     4,187  WESTAMERICA BANCORPATION              428,120.75

                REAL ESTATE
    26,600  CATELLUS DEV CORP                     532,000.00
     3,000  CENTEX CORP                           188,812.50
     2,850  FOREST CITY ENTER CL A                165,656.25
    16,100  LNR PROPERTY CORP                     380,362.50
     5,300  TRIAD PARK LLC                          6,837.00

                TRANSPORTATION
     7,900  AIRBORNE FREIGHT CORP                 490,787.50
    18,600  AIRTRAN HLDGS INC                      74,400.00
     4,800  ALASKA AIR GROUP INC                  186,000.00
    15,100  ALEXANDER & BALDWIN                   412,418.75
    16,300  AMERICA WEST HOLDINGS B               303,587.50
     9,600  AMR CORP                            1,233,600.00
     2,500  AMTRAN INC                             19,687.50
     8,800  ARNOLD INDS INC                       151,800.00
    10,100  ASA HOLDINGS INC                      287,218.75
     5,300  AVONDALE INDS INC                     157,343.75
    15,500  BURLINGTON NRTHN SANTA FE           1,440,531.25
     4,200  CALIBER SYSTEM INC                    204,487.50
       700  CELADON GROUP INC                       9,450.00
     5,900  CIRCLE INTERNATIONAL GRP              135,331.25
    14,800  CNF TRANSPORTATION INC                567,950.00
     7,400  CONSOLIDATED FRTWYS CORP              100,825.00
    15,200  CONTINENTAL AIRLS CL B                731,500.00
     4,000  COVENANT TRANSPORT INC CL              61,000.00
    22,300  CSX CORP                            1,204,200.00
     8,300  DELTA AIR LINES INC                   987,700.00
     2,200  EAGLE USA AIRFREIGHT INC               62,700.00
    12,200  FEDERAL EXPRESS CORP                  744,962.50
     3,200  FLORIDA EAST COAST INDS               307,600.00
     6,700  GATX CORP                             486,168.75
     4,200  GREENBRIER                             72,712.50
    12,200  GREYHOUND LINES INC                    44,987.50
    12,700  HUNT JB TRANS SVCS INC                238,125.00
       400  HVIDE MARINE-CL A                      10,300.00
    20,300  ILL CENT COR SER A                    691,478.90
    37,500  KANSAS CTY SOUTHERN INDS            1,190,625.00
       800  KNIGHT TRANSPORTATION                  22,200.00
     2,400  MIDWEST EXPRESS HLDGS INC              93,150.00
    39,900  NORFOLK SOUTHERN CORP               1,229,418.75
    29,300  NORTHWEST AIR CL A                  1,402,737.50
     1,800  OLD DOMINION FGHT LINES                27,450.00
    14,400  OMI CORP.                             132,300.00
    11,900  OVERSEAS SHIPHOLDING GRP              259,568.75
    13,700  PITTSTON BRINKS GROUP                 551,425.00
     6,100  ROADWAY EXPRESS INC                   134,962.50
     8,600  RYDER SYSTEMS INC                     281,650.00
    22,950  SOUTHWEST AIRLINES CO                 565,143.75
     7,500  SWIFT TRANSN INC                      242,812.50
     4,700  TOWER AIR INC                          19,681.25
     5,900  U S AIR GROUP                         368,750.00
    18,800  UAL CORP NEW                        1,739,000.00
    43,072  UNION PACIFIC CORP                  2,689,308.00
       800  USA TRUCK INC                           9,400.00
     4,800  WESTERN PACIFIC AIRLINES                  720.00
     8,700  WLR FOODS INC.                         75,037.50
     4,800  WORLDCORP INC                           5,400.00

                MISCELLANEOUS
     7,900  ACNIELSEN CORP                        192,562.50
     2,600  ALGOS PHARMACEUT                       78,000.00
     5,740  ALLEGIANCE CORP                       203,411.25
     7,300  AMERICAN CLASSIC VOYAGES              132,312.50
     4,200  ANCHOR GAMING                         234,150.00
     9,000  ARGOSY GAMING CORP                     30,937.50
    12,920  ASCENT ENTERTAINMENT GRP              134,045.00
    11,200  AUTOTOTE CORP CL A                     27,300.00
     5,082  BHA GROUP INC CLA A                    99,099.00
     2,500  BIOMATRIX INC                          75,000.00
     3,300  C/NET INC                              97,350.00
     6,150  CASINO AMER INC                        14,990.63
     4,700  CFW COMMUNICATIONS CO                 105,162.50
    14,700  COGNIZANT CORP                        655,068.75
    12,100  CUNO INC                              184,525.00
       400  DBT ONLINE                              9,975.00
    21,400  DISCOVERY ZONE INC                          2.14
     3,100  EDUCATION MGT CORP                     96,100.00
     4,300  EMPLOYEE SOLUTIONS INC                 18,543.75
    14,900  FEDERAL SIGNAL CORP                   322,212.50
     3,800  FLEETWOOD ENTERPRISES                 161,262.50
     7,964  GEMSTAR INTL GROUP LTD                194,122.50
    14,200  GTECH HLDGS CORP                      453,512.50
     3,300  HANDLEMAN CO-DEL                       22,893.75
     5,300  HEXCEL CORP NEW                       132,168.75
     3,225  INTL TECHNOLOGY CORP                   24,187.50
   146,600  JOHNSON & JOHNSON                   9,657,275.00
     3,000  JOHNSON WORLDWIDE ASSOC                52,875.00
     6,900  MAFCO CONS GRP RTS 1/1/99               2,371.88
     7,000  MALLINCKRODT                          266,000.00
     2,200  MINE SAFETY APPLIANCES                144,100.00
     1,050  PRESIDENT CASINOS INC                   3,740.63
     2,300  PRINS RECYCLING CORP                       11.50
    46,480  REPUBLIC INDUSTRIES INC             1,083,565.00
    24,900  ROYAL CARRIBEAN CRUISES             1,327,481.25
     6,100  SAFETY KLEEN CORP                     167,368.75
     2,500  SDL INC                                36,250.00
     5,400  SEATTLE FILMWORKS INC                  60,075.00
    13,000  STATION CASINOS INC                   132,437.50
    10,700  STEWART ENTERPRISES CL A              498,887.50
     8,100  STRATOSPHERE CORP                         506.25
     4,375  TETRA TECH INC NEW                     87,500.00
     3,900  THERMO REMEDIATION INC                 24,131.25
     2,200  THERMO TERRATECH INC                   17,875.00
     3,800  TICKETMASTER GROUP INC                 87,400.00
     2,100  UNITED NATURAL FOODS INC               54,600.00
     9,100  WATTS INC                             257,643.75

                TELECOMMUNICATIONS
    40,800  360 COMMUNICATIONS CO                 823,650.00
    18,000  AERIAL COMM INC                       128,250.00
    12,100  ALIANT COMM INC                       379,637.50
     2,800  ALLTRISTA CORP                         79,450.00
     2,700  BACOU USA INC                          47,250.00
     3,090  BOK FINL CORP COM NEW                 119,930.63
     4,000  BOSTON COMM GROUP                      43,500.00
     3,000  CENTRAL GARDEN & PET CO                78,750.00
    16,000  COMSAT CORPORATION                    388,000.00
     4,000  CORECOMM INC                           40,500.00
     2,000  DATA TRANSMISSION NETWORK              56,000.00
     8,000  FIRST PAC NETWORKS INC                     40.00
     1,700  INTERNATIONAL SHIPHOLDING              29,325.00
    27,988  LCI INTL INC                          860,631.00
     8,850  MASTEC INC                            202,443.75
    19,800  MOBILE TELECOMM TECH                  435,600.00
     4,100  ORION NETWORK SYSTEMS INC              70,212.50
     6,500  PRICELLULUAR CORP CL A                 67,843.75
    97,880  SBC COMMUNICATIONS INC              7,169,710.00
     8,800  TEKELEC                               268,400.00
     7,600  VIATEL INC                             38,000.00

               TOTAL MISCELLANEOUS           $151,467,289.27

                                           0.33%


     4,000  ADVANCED POLYMERS SYS INC              26,500.00
     4,400  AVATAR HOLDINGS                       125,125.00
     1,780  CCB FINL CORP                         191,350.00
   118,829  CITIZENS UTIL CO CL B               1,143,724.51
     5,200  COLONIAL GAS CO.                      149,825.00
     2,700  FILM ROMAN INC                          4,556.25
     7,500  JASON INC.                             60,000.00
     7,500  MEDCO RESH INC.                       105,000.00
    17,972  NEWS CORP LTD PFD                     357,193.50
     4,950  PAXAR CORP                             73,321.88
     7,400  SMART & FINAL INC.                    133,200.00
     8,157  SOVEREIGN BANCORP                     169,257.75
     7,206  TCF FINANCIAL CORP                    244,553.63
    24,398  UNION PLANTERS CORP                 1,657,539.13
       100  UNITED DENTAL CARE INC                  1,075.00
    15,000  UNITED DOMINION INDUS.                379,687.50
     2,400  WET SEAL INC CL A                      70,800.00

                             TOTAL             $4,892,709.15

                                 TOTAL COMMON STOCK       $1,415,574,015.97

OTHER

                                           4.18%

                CASH EQUIVALENTS
61,785,432  AIM SHORT TERM INV SER 2           61,785,432.24

                             TOTAL            $61,785,432.24

                                        TOTAL OTHER          $61,785,432.24


             TOTAL INVESTMENTS -         100.00%          $1,477,359,448.21
             (cost $1,035,252,512)

             See accompanying notes